Exhibit 10.1

Published Deal CUSIP Number: 00423GAN3

Published Revolver CUSIP Number: 00423GAP8

Published Term A-1 CUSIP Number: 00423GAQ6

Published Term A-2 CUSIP Number: 00423GAR4

Published Term A-3 CUSIP Number: 00423GAS2

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 17, 2026

among

ACADIA REALTY LIMITED PARTNERSHIP,

ALBEE RETAIL DEVELOPMENT LLC, ALBEE DEVELOPMENT LLC

AND

ALBEE PHASE 3 DEVELOPMENT LLC

as Borrowers,

and

ACADIA REALTY TRUST
and
CERTAIN SUBSIDIARIES OF ACADIA REALTY LIMITED PARTNERSHIP
FROM TIME TO TIME PARTY HERETO,
as Guarantors

BANK OF AMERICA, N.A.,
as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION, M&T BANK
TRUIST BANK and PNC BANK, NATIONAL ASSOCIATION,
as Syndication Agents

and

The Lenders and L/C Issuers Party Hereto

BOFA SECURITIES, INC. and WELLS FARGO SECURITIES, LLC,
as Joint Bookrunners

BOFA SECURITIES, INC., WELLS FARGO SECURITIES, LLC, M&T BANK,
TRUIST SECURITIES, INC. and PNC CAPITAL MARKETS LLC
as Joint Lead Arrangers

and

CITIZENS BANK, N.A., JPMORGAN CHASE BANK. N.A., and TD BANK,
as Documentation Agents

i

ARTICLE V.	REPRESENTATIONS AND WARRANTIES	97

5.01	Existence, Qualification and Power	97
5.02	Authorization; No Contravention	97
5.03	Governmental Authorization; Other Consents	97
5.04	Binding Effect	97
5.05	Financial Statements; No Material Adverse Effect	98
5.06	Litigation	98
5.07	No Default	99
5.08	Ownership of Property	99
5.09	Environmental Compliance	99
5.10	Insurance	99
5.11	Taxes	99
5.12	ERISA Compliance	100
5.13	Subsidiaries; Equity Interests	100
5.14	Margin Regulations; Investment Company Act	101
5.15	Disclosure	101
5.16	Compliance with Laws	101
5.17	Taxpayer Identification Number	101
5.18	Intellectual Property; Licenses, Etc.	102
5.19	OFAC and Outbound Investment Rules	102
5.20	Solvency	102
5.21	REIT Status; Stock Exchange Listing	102
5.22	Subsidiary Guarantors	102
5.23	Anti-Corruption Laws; Anti-Money Laundering Laws	103
5.24	Affected Financial Institution	103
5.25	Covered Entities	103

ARTICLE VI.	AFFIRMATIVE COVENANTS	103

6.01	Financial Statements	103
6.02	Certificates; Other Information	104
6.03	Notices	106
6.04	Payment of Obligations	107
6.05	Preservation of Existence, Etc.	107
6.06	Maintenance of Properties	107
6.07	Maintenance of Insurance	108
6.08	Compliance with Laws	108
6.09	Books and Records	108
6.10	Inspection Rights	108
6.11	Use of Proceeds	108
6.12	Additional Guarantors	109
6.13	Compliance with Environmental Laws	109
6.14	Further Assurances	110
6.15	Maintenance of REIT Status; Stock Exchange Listing	110
6.16	Material Contracts	110
6.17	[Intentionally Omitted]	110
6.18	Minimum Occupancy of Unencumbered Properties	110
6.19	Compliance with Terms of Leases	111

6.20	Anti-Corruption Laws; Sanctions; Anti-Money Laundering Laws	111

ARTICLE VII.	NEGATIVE COVENANTS	111

7.01	Liens	111
7.02	Investments	111
7.03	Indebtedness	112
7.04	Fundamental Changes	112
7.05	Dispositions	113
7.06	Restricted Payments	114
7.07	Change in Nature of Business	115
7.08	Transactions with Affiliates	115
7.09	Burdensome Agreements	116
7.10	Use of Proceeds	116
7.11	Financial Covenants	116
7.12	Accounting Changes	117
7.13	Amendments of Organization Documents	117
7.14	Sanctions	117
7.15	Subsidiaries of REIT	118
7.16	Anti-Corruption Laws; Anti-Money Laundering Laws	118
7.17	Swap Contracts	118
7.18	Outbound Investment Rules	118

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	118

8.01	Events of Default	118
8.02	Remedies Upon Event of Default	121
8.03	Application of Funds	122

ARTICLE IX.	ADMINISTRATIVE AGENT	123

9.01	Appointment and Authority	123
9.02	Rights as a Lender	123
9.03	Exculpatory Provisions	123
9.04	Reliance by Administrative Agent	124
9.05	Delegation of Duties	125
9.06	Resignation of Administrative Agent	125
9.07	Non-Reliance on Administrative Agent, Arrangers, Bookrunners and Other Lenders	127
9.08	No Other Duties, Etc.	127
9.09	Administrative Agent May File Proofs of Claim	128
9.10	Guaranty Matters	128
9.11	Certain ERISA Matters	129
9.12	Recovery of Erroneous Payments	130
9.13	Administrative Agent May File Proofs of Claim; Credit Bidding	130
9.14	Collateral and Related Matters	132

ARTICLE X.	CONTINUING GUARANTY	132

10.01	Guaranty	132
10.02	Rights of Lenders	133

10.03	Certain Waivers	133
10.04	Obligations Independent	134
10.05	Subrogation	134
10.06	Termination; Reinstatement	134
10.07	Subordination	135
10.08	Stay of Acceleration	135
10.09	Condition of the Borrowers	135
10.10	Limitations on Enforcement	135
10.11	Contribution	136
10.12	Release of Subsidiary Guarantors and Re-designation of Unencumbered Properties	136

ARTICLE XI.	MISCELLANEOUS	140

11.01	Amendments, Etc.	140
11.02	Notices; Effectiveness; Electronic Communication	143
11.03	No Waiver; Cumulative Remedies; Enforcement	145
11.04	Expenses; Indemnity; Damage Waiver	145
11.05	Payments Set Aside	147
11.06	Successors and Assigns	148
11.07	Treatment of Certain Information; Confidentiality	154
11.08	Right of Setoff	155
11.09	Interest Rate Limitation	156
11.10	Integration; Effectiveness	156
11.11	Survival of Representations and Warranties	156
11.12	Severability	156
11.13	Replacement of Lenders	157
11.14	Governing Law; Jurisdiction; Etc.	158
11.15	Waiver of Jury Trial	159
11.16	No Advisory or Fiduciary Responsibility	159
11.17	Electronic Execution; Electronic Records; Counterparts	160
11.18	USA PATRIOT Act	161
11.19	Responsible Officers	161
11.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	161
11.21	No Novation; Departing Lenders	162
11.22	Acknowledgement Regarding Any Supported QFCs	163
11.23	ENTIRE AGREEMENT	164
11.24	Modification of Specified Provisions	164
11.25	New York Mortgages	165

SCHEDULES
1.01	Existing Letters of Credit
2.01	Commitments, Applicable Percentages and Letter of Credit Sublimits
5.05	Supplement to Interim Financial Statements
5.13	Subsidiaries; Jurisdiction of Incorporation/Organization and Principal Place of Business
11.02	Administrative Agent’s Office; Certain Addresses for Notices; Taxpayer Identification Numbers

EXHIBITS
Form of
A	Committed Loan Notice
B	[Reserved]
C-1	Revolving Credit Note
C-2	Term A-1 Note
C-3	Term A-2 Note
C-4	Term A-3 Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Form of Notice of Loan Prepayment
G	Joinder Agreement
H	U.S. Tax Compliance Certificates
I	Solvency Certificate
J	Borrower Detail Form

v

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of April 17, 2026, among ACADIA REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (the “Parent Borrower”), ALBEE RETAIL DEVELOPMENT LLC, a Delaware limited liability company, ALBEE DEVELOPMENT LLC, a Delaware limited liability company, and ALBEE PHASE 3 DEVELOPMENT LLC, a Delaware limited liability company (collectively, the “City Point Borrowers”; together with the Parent Borrower, each a “Borrower” and collectively the “Borrowers”), ACADIA REALTY TRUST, a Maryland real estate investment trust (the “REIT”) and certain subsidiaries of the Parent Borrower from time to time party hereto, as Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuers, and BANK OF AMERICA, N.A., as Administrative Agent.

The Parent Borrower, the REIT, the subsidiaries of the Parent Borrower party thereto as guarantors, the lenders party thereto, the swing line lender party thereto, the letter of credit issuer party thereto and the Administrative Agent are party to that certain Third Amended and Restated Credit Agreement, dated as of April 15, 2024 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”). The parties hereto desire to amend and restate the Existing Credit Agreement in its entirety, but not as a novation, on the terms and subject to the conditions hereinafter set forth.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that the Existing Credit Agreement shall be, and hereby is, amended and restated in its entirety as follows, effective on and as of the Restatement Effective Date, and hereby further covenant and agree as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01            Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 11.18.

“Adjusted EBITDA” means, as of any date of determination, (i) EBITDA for the then most recently ended period of four consecutive fiscal quarters minus (ii) the aggregate Annual Capital Expenditure Adjustment for all Properties owned by one or more members of the Consolidated Group, provided that with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of the aggregate Annual Capital Expenditure Adjustment attributable to Properties owned by such Non-Wholly Owned Consolidated Subsidiary shall be included in the calculation of Adjusted EBITDA, minus (iii) the Consolidated Group Pro Rata Share of the aggregate Annual Capital Expenditure Adjustment for all Properties owned by one or more Unconsolidated Affiliates.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Parent Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, in no event shall any Arranger, any Bookrunner, the Administrative Agent, any Syndication Agent or any Documentation Agent listed on the cover page hereof or any Lender, in their capacities as such, be deemed to be an affiliate of any Borrower.

“Aggregate Deficit Amount” has the meaning specified in Section 10.11.

“Aggregate Excess Amount” has the meaning specified in Section 10.11.

“Agreement” has the meaning specified in the first introductory paragraph hereto.

“Annual Capital Expenditure Adjustment” means, for any Property, an amount equal to the product of (i) $0.20 multiplied by (ii) the aggregate net rentable area (determined on a square feet basis) of such Property.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject. For purposes of Section 3.01, the term “Applicable Law” shall include FATCA.

“Applicable Percentage” means (a) in respect of the Term A-1 Facility, with respect to any Term A-1 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-1 Facility represented by (i) on or prior to the Restatement Effective Date, such Term A-1 Lender’s Term A-1 Commitment at such time, and (ii) thereafter, the principal amount of such Term A-1 Lender’s Term A-1 Loans at such time, (b) in respect of the Term A-2 Facility, with respect to any Term A-2 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-2 Facility represented by (i) on or prior to the Restatement Effective Date, such Term A-2 Lender’s Term A-2 Commitment at such time, and (ii) thereafter, the principal amount of such Term A-2 Lender’s Term A-2 Loans at such time, (c) in respect of the Term A-3 Facility, with respect to any Term A-3 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-3 Facility represented by (i) on or prior to the Restatement Effective Date, such Term A-3 Lender’s Term A-3 Commitment at such time, and (ii) thereafter, the principal amount of such Term A-3 Lender’s Term A-3 Loans at such time, and (d) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments made in accordance with the terms of this Agreement. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (i) at any time prior to the Investment Grade Pricing Effective Date, the Leverage-Based Applicable Rate in effect at such time and (ii) at any time on and after the Investment Grade Pricing Effective Date, the Ratings-Based Applicable Rate in effect at such time.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to the Term A-1 Facility, the Term A-2 Facility, the Term A-3 Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term A-1 Loan, a Term A-2 Loan, a Term A-3 Loan or a Revolving Credit Loan, respectively, at such time and (b) with respect to the Letter of Credit Subfacility, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BofA Securities, Wells Fargo Securities, LLC, M&T Bank, Truist Securities, Inc. and PNC Capital Markets LLC, in their capacities as joint lead arrangers.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the REIT for the fiscal year ended December 31, 2025, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the REIT, including the notes thereto.

“Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Restatement Effective Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Facility pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR (determined in accordance with clause (b) of the definition thereof) plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Revolving Credit Loan” means a Revolving Credit Loan that is a Base Rate Loan.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BofA Securities” means BofA Securities, Inc. and its successors.

“Bookrunners” means BofA Securities and Wells Fargo Securities, LLC, in their capacities as joint bookrunners.

“Borrower” and “Borrowers” have the respective meanings specified in the first introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Detail Form” means, as to any Borrower, such Borrower’s contact information, loan disbursement and payment instructions provided in the form attached hereto as Exhibit J. The Administrative Agent is authorized to follow the instructions in any Borrower Detail Form delivered to the Administrative Agent until five (5) Business Days following receipt of a new Borrower Detail Form accompanied by evidence, reasonably satisfactory to the Administrative Agent, of the authority of the Person executing such new Borrower Detail Form.

“Borrowing” means a Committed Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capitalization Rate” means six and one-quarter percent (6.25%).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer(s) shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such L/C Issuer(s). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a)            United States dollars (including such dollars as are held as overnight bank deposits and demand deposits with banks);

(b)           marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(c)            marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(d)            commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(e)            time deposits, demand deposits, certificates of deposit, eurodollar time deposits, time deposit accounts, term deposit accounts or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000; and

(f)            investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

“CFTC” means the Commodity and Futures Trading Commission, and any successor thereto.

“CFTC Regulations” means any and all regulations, rules, directives, or orders now or hereafter promulgated or issued by CFTC relating to Swap Contracts.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation (including, without limitation, Regulation D issued by the FRB) or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of the REIT entitled to vote for members of the board of directors or equivalent governing body of the REIT on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)            during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the REIT cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(c)            the passage of thirty days from the date upon which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the REIT, or control over the equity securities of the REIT entitled to vote for members of the board of directors or equivalent governing body of the REIT on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities; or

(d)            (i) the REIT shall cease to be the sole general partner of the Parent Borrower or shall cease to own, directly, (x) 100% of the general partnership interests of the Parent Borrower and (y) Equity Interests of the Parent Borrower representing at least 50.1% of the total economic interests of the Equity Interests of the Parent Borrower, in each case free and clear of all Liens (other than Permitted Equity Encumbrances) or (ii) any holder of a limited partnership interest in the Parent Borrower is provided with or obtains voting rights with respect to such limited partnership interest that are more expansive in any respect than the voting rights afforded to limited partners of the Parent Borrower under the Organization Documents of the Parent Borrower in effect on the Restatement Effective Date.

“City Point Borrowers” has the meaning set forth in the first introductory paragraph of this Agreement.

“City Point Mortgage” means that certain Consolidated Leasehold Mortgage, dated August 6, 2025, in the amount of $137,500,000 from the City Point Borrowers, as mortgagors, in favor of Bank of America, N.A., as administrative agent, as mortgagee, which is secured by certain Properties and related assets identified therein that are located in Brooklyn, New York.

“City Point Mortgage Properties” means the Properties and other assets that are pledged by the City Point Borrowers pursuant to the City Point Mortgage.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means a Term A-1 Commitment, a Term A-2 Commitment, a Term A-3 Commitment or a Revolving Credit Commitment, as the context may require.

“Commitment Increase Amendment” has the meaning specified in Section 2.15(g).

“Committed Borrowing” means a Revolving Credit Borrowing, a Term A-1 Borrowing, a Term A-2 Borrowing, a Term A-3 Borrowing or an Incremental Term Loan Borrowing, as the context may require.

“Committed Loan” means a Term A-1 Loan, a Term A-2 Loan, a Term A-3 Loan or a Revolving Credit Loan, as the context may require.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to another, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Parent Borrower.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, any proposed Successor Rate, Daily Simple SOFR or Term SOFR, as applicable, any conforming changes to the definitions related thereto, including “Base Rate, “SOFR”, “Daily Simple SOFR, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines, in consultation with the Parent Borrower, is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Group” means, collectively, the Loan Parties and their Consolidated Subsidiaries.

“Consolidated Group Pro Rata Share” means, with respect to any Unconsolidated Affiliate or any Non-Wholly Owned Consolidated Subsidiary, (i) other than with respect to the City Point Borrowers, (a) the percentage interest held by the REIT and its Wholly Owned Subsidiaries, in the aggregate, in such Person determined by calculating the percentage of Equity Interests of such Person owned by the REIT and its Wholly Owned Subsidiaries or (b) the REIT and its Wholly Owned Subsidiaries’ relative direct and indirect economic interest (calculated as a percentage) in such Person determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Person and (ii) with respect to the City Point Borrowers, 100%.

“Consolidated Subsidiaries” means, as to any Person, all Subsidiaries of such Person that are consolidated with such Person for financial reporting purposes under GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Joint Venture” means a Subsidiary of the Parent Borrower (the “Designated Subsidiary”) that meets each of the following requirements: (i) the Designated Subsidiary owns or ground leases a Property (the “Designated Property”); (ii) the Parent Borrower (either directly or through Wholly Owned Subsidiaries thereof that are not Controlled Joint Ventures) (A) owns 100% of all voting Equity Interests in the Designated Subsidiary and (B) has exclusive operational control over the Designated Property and the Designated Subsidiary, including the ability to cause the Designated Subsidiary to Dispose of, grant Liens in, or otherwise encumber the Designated Property and other assets, incur, repay and prepay Indebtedness, provide Guarantees and make Restricted Payments, in each case without any requirement for the consent of any other Person; and (iii) no Person other than the Parent Borrower is entitled to receive any distributions or other payments from the Designated Subsidiary except upon Disposition of the Designated Property.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Creditor Parties” means, collectively, the Administrative Agent (including in its capacity as mortgagee under any New York Mortgage), the Lenders, the L/C Issuers and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons to whom the Obligations are owing.

“Daily Simple SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof. Any change in Daily Simple SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and the other Loan Documents.

“Daily SOFR Loan” means a Committed Loan that bears interest at a rate based on Daily Simple SOFR.

“Debt Rating” means, as of any date of determination, the rating assigned by a Rating Agency to the REIT’s non-credit enhanced, senior unsecured long term debt as in effect on such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate, plus (ii) the Applicable Rate for Base Rate Loans under the Revolving Credit Facility (determined using the highest pricing level applied in the then applicable Pricing Grid), plus (iii) 2.00% per annum; provided, however, that (x) with respect to a Base Rate Loan, the Default Rate shall be an interest rate equal to (i) the Base Rate, plus (ii) the Applicable Rate for Base Rate Loans for the Facility under which such Loan was made (determined using the highest pricing level applied in the then applicable Pricing Grid), plus (iii) 2.00% per annum, (y) with respect to a Term SOFR Loan, the Default Rate shall be an interest rate equal to (i) Term SOFR, plus (ii) the Applicable Rate for Term SOFR Loans for the Facility under which such Loan was made (determined using the highest pricing level applied in the then applicable Pricing Grid), plus (iii) 2.00% per annum, and (z) with respect to a Daily SOFR Loan, the Default Rate shall be an interest rate equal to (i) Daily Simple SOFR, plus (ii) the Applicable Rate for Daily SOFR Loans for the Facility under which such Loan was made (determined using the highest pricing level applied in the then applicable Pricing Grid), plus (iii) 2.00% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate then applicable to Letter of Credit Fees, plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within three Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or amounts payable pursuant to Section 11.04(c)) within three Business Days of the date when due, (b) has notified the Parent Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Parent Borrower, each L/C Issuer and each other Lender promptly following such determination.

“Departing Lender” has the meaning set forth in Section 11.21(a).

“Designated Jurisdiction” means any region, country or territory to the extent that such country, region or territory itself or the government of any such country, region or territory, is the subject of any Sanction.

“Development Property” means a Property (a) the primary purpose of which is to be leased in the ordinary course of business or to be sold upon completion, (b) on which construction, redevelopment or material rehabilitation of material improvements has commenced and is continuing to be performed and (c) that is classified as “development in progress” on the Parent Borrower’s balance sheet or as a redevelopment project in any publicly filed financial and operating reporting supplement of the REIT, with any such Property remaining as a Development Property until the earlier of (i) such Property achieving an occupancy rate of 75% (based on net leasable area) and (ii) the first anniversary of the substantial completion of construction of such Property and material improvements as evidenced by a temporary or permanent certificate of occupancy; for the avoidance of doubt, on the date of the earlier of the occurrence of clause (i) or clause (ii) such Property will become a Newly Stabilized Property.

“Direct Owner” means, (i) as to any Unencumbered Property that is owned by or ground leased to a Subsidiary of the Parent Borrower, the Subsidiary of the Parent Borrower that directly owns or ground leases such Unencumbered Property, (ii) as to any Unencumbered First Mortgage Receivable held by a Subsidiary of the Parent Borrower, the Subsidiary of the Parent Borrower that directly holds such Unencumbered First Mortgage Loan Receivable.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property to a Division Successor pursuant to a Division.

“Dividing Person” has the meaning given that term in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Disqualified Institution” means (a) any competitor of the REIT and its Affiliates that has been specifically identified by name on the DQ List and (b) an Affiliate of any such identified Person that (i) has been specifically identified to the Administrative Agent in writing by the Parent Borrower or (ii) is clearly identifiable on the basis of such Affiliate’s name; provided that “Disqualified Institutions” shall exclude any Person that the Parent Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time until such time as Parent Borrower has, in accordance with the terms of this Agreement, re-designated such Person as a “Disqualified Institution”.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“DQ List” means the list of Disqualified Institutions provided by the Parent Borrower to the Administrative Agent prior to the Restatement Effective Date, as the same may be updated in writing from time to time after the Restatement Effective Date upon notice from the Parent Borrower to the Administrative Agent; provided that no such update shall become effective until the second Business Day after it is provided by the Parent Borrower to the Administrative Agent for dissemination to the Lenders.

“EBITDA” means, with respect to the Consolidated Group for any period, the sum of (a) Net Income for such period, in each case, excluding, without duplication, (i) any non-recurring or extraordinary gains and losses for such period, (ii) any income or gain and any loss in each case resulting from the early extinguishment of indebtedness during such period and (iii) any net income or gain or any loss resulting from a Swap Contract (including by virtue of a termination thereof) during such period, plus (b) an amount which, in the determination of Net Income for such period pursuant to clause (a) above, has been deducted for or in connection with: (i) Interest Expense (plus, amortization of deferred financing costs, to the extent included in the determination of Interest Expense per GAAP), (ii) income taxes, (iii) depreciation and amortization, all as determined in accordance with GAAP for such period, (iv) adjustments as a result of the straight lining of rents, (v) non-cash charges and (vi) transaction costs incurred in connection with the Loan Documents (and any amendment, consent, supplement or waiver thereto), plus (c) the Consolidated Group Pro Rata Share of the foregoing items attributable to the Consolidated Group’s interests in Unconsolidated Affiliates; provided that with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of the foregoing items and components attributable to the Consolidated Group’s interests in such Non-Wholly Owned Consolidated Subsidiary for such period shall be included in the calculation of EBITDA.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” shall have the meaning specified in Section 11.17.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)). For the avoidance of doubt, no Disqualified Institution shall be an Eligible Assignee.

“Eligible Ground Lease” means a ground lease that on the date of determination (a) has a minimum remaining term of thirty (30) years, including extension options controlled exclusively by the tenant, (b) permits the Loan Party party thereto to grant a Lien thereon to secure the Obligations without the consent of any Person (other than any consent that has been obtained), (c) no default has occurred and is continuing, and no terminating event has occurred by any Loan Party or Subsidiary thereof, thereunder, (d) is not encumbered by any Liens, negative pledges and/or encumbrances, (e) no party thereto is subject to a proceeding under any Debtor Relief Law and (f) is otherwise reasonably acceptable to the Administrative Agent.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws (including common law), regulations, standards, ordinances, rules, judgments, interpretations, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of human health and safety, the environment and natural resources or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Forward Contract” means a forward equity contract with respect to common Equity Interests of the REIT entered into by the REIT and/or the Parent Borrower and a Person other than the Parent Borrower or any other member of the Consolidated Group.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that neither Permitted Convertible Notes (prior to conversion thereof) nor Permitted Convertible Notes Swap Contracts shall constitute Equity Interests of the REIT.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Parent Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excepted Unencumbered Property” means any Unencumbered Property the occupancy rate with respect to which is less than 75% and that is designated as a Excepted Unencumbered Property by Parent Borrower in any calculation of the covenant set forth in clause (ii) of Section 6.18.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Parent Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in the second introductory paragraph hereto.

“Existing Letter of Credit” means a “Letter of Credit” issued pursuant to the terms of, and as defined in, the Existing Credit Agreement and outstanding on the Restatement Effective Date and described on Schedule 1.01.

“Existing Revolving Credit Maturity Date” has the meaning specified in Section 2.14(a).

“Existing Revolving Credit Note” means a “Revolving Credit Note” as defined in the Existing Credit Agreement.

“Existing Term A-1 Facility Maturity Date” has the meaning specified in Section 2.18(a).

“Existing Term Note” means a “Term Note” as defined in the Existing Credit Agreement.

“Facility” means the Revolving Credit Facility, the Term A-1 Facility, the Term A-2 Facility, the Term A-3 Facility and/or any Incremental Term Loan Facility, as the context may require.

“Facility Fee” has the meaning specified in Section 2.09(a).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code, as of the Restatement Effective Date (or any amended or successor version described above) and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of the Loan Documents.

“Fee Letters” means, collectively, the several letter agreements, each dated on or after March 10, 2026 and prior to the Restatement Effective Date, among the Parent Borrower and an Arranger and any other parties thereto, that are identified therein as a “fee letter”, and “Fee Letter” means any of them individually.

“First Revolving Credit Maturity Date Extension” has the meaning specified in Section 2.14(a).

“Fixed Charges” means, with respect to the Consolidated Group, as of any date of determination, an amount equal to the sum, without duplication, of (i) Interest Expense for the most recently ended period of four consecutive fiscal quarters, (ii) scheduled payments of principal on Total Indebtedness made or required be made during the most recently ended fiscal quarter (excluding any balloon payments payable on maturity of any such Total Indebtedness), (iii) the amount of dividends or distributions paid or required to be paid by any member of the Consolidated Group to any Person that is not a member of the Consolidated Group during the most recently ended period of four consecutive fiscal quarters in respect of its preferred Equity Interests and (iv) the Consolidated Group Pro Rata Share of the foregoing items attributable to the Consolidated Group’s interests in Unconsolidated Affiliates. For the avoidance of doubt, with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of the foregoing items and components attributable to the Consolidated Group’s interests in such Non-Wholly Owned Consolidated Subsidiary shall be included in the calculation of Fixed Charges.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Applicable Revolving Credit Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” means, with respect to any period and without double counting, an amount equal to the Net Income for such period, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures; provided that “Funds From Operations” shall exclude impairment charges, charges from the early extinguishment of indebtedness and other non-cash charges as evidenced by a certification of a Responsible Officer of the REIT containing calculations in reasonable detail satisfactory to the Administrative Agent. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect “Funds From Operations” on the same basis. In addition, “Funds from Operations” shall be adjusted to remove any impact of the expensing of acquisition costs pursuant to FAS 141 (revised), as issued by the Financial Accounting Standards Board in December of 2007, and effective January 1, 2009, including, without limitation, (i) the addition to Net Income of costs and expenses related to ongoing consummated acquisition transactions during such period; and (ii) the subtraction from Net Income of costs and expenses related to acquisition transactions terminated during such period.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Release Notice” has the meaning specified in Section 10.12(b).

“Guarantors” means, collectively, the REIT and each Subsidiary Guarantor. For the avoidance of doubt, none of the City Point Borrowers will guarantee any obligations arising under the Loan Documents.

“Guaranty” means the Guaranty made by the Guarantors under Article X in favor of the Creditor Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increase Effective Date” has the meaning specified in Section 2.15(a).

“Incremental Commitments” has the meaning specified in Section 2.15(a).

“Incremental Revolving Commitment” has the meaning specified in Section 2.15(a).

“Incremental Term Commitment” has the meaning specified in Section 2.15(a).

“Incremental Term Loan” means an advance made by an Incremental Term Loan Lender under an Incremental Term Loan Facility.

“Incremental Term Loan Borrowing” means, with respect to any Incremental Term Loan Facility a borrowing consisting of simultaneous Incremental Term Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Incremental Term Loan Lenders with respect to such Incremental Term Loan Facility pursuant to the applicable Commitment Increase Amendment.

“Incremental Term Loan Facility” has the meaning specified in Section 2.15(a).

“Incremental Term Loan Lender” means, at any time, any Lender that holds an Incremental Term Loan.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c)            net obligations under any Permitted Swap Contract not entered into as a hedge against interest rate risk in respect of term Indebtedness existing at the time such Permitted Swap Contract is entered into, in an amount equal to the Swap Termination Value thereof;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)            capital leases, Synthetic Lease Obligations and Synthetic Debt;

(f)            all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(g)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(h)            all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof: (a) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person, (b) the Indebtedness of the Consolidated Group shall include, with respect to the foregoing items and components thereof attributable to Indebtedness of Non-Wholly Owned Consolidated Subsidiaries, only the Consolidated Group Pro Rata Share thereof, (c) the Indebtedness of the Consolidated Group shall include the Consolidated Group Pro Rata Share of the foregoing items and components thereof attributable to Indebtedness of Unconsolidated Affiliates, (d) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date and (e) the amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Indirect Owner” means, (a) as to any Unencumbered Property owned by or ground leased to a Subsidiary of the Parent Borrower, each other Subsidiary of the Parent Borrower that owns a direct or indirect interest in the Direct Owner of such Unencumbered Property and (b) as to any Unencumbered First Mortgage Receivable held by a Subsidiary of the Parent Borrower, each other Subsidiary of the Parent Borrower that owns a direct or indirect interest in the Direct Owner of such Unencumbered First Mortgage Receivable.

“Information” has the meaning specified in Section 11.07.

“Insolvency Event” means, with respect to any Person, any event or occurrence referenced or described in Section 8.01(f) or Section 8.01(g).

“Interest Expense” means, for any period, without duplication, total interest expense of the Consolidated Group for such period (including the Consolidated Group Pro Rata Share of total interest expense attributable to the Consolidated Group’s ownership interests in Unconsolidated Affiliates and, for the avoidance of doubt, capitalized interest); provided that with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of the total interest expense of such Non-Wholly Owned Consolidated Subsidiary for such period shall be included in Interest Expense.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or a Daily SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan and any Daily SOFR Loan, the first Business Day of each calendar month and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one or three months thereafter (in each case, subject to availability), as selected by the Parent Borrower in the applicable Committed Loan Notice, or such other period that is six months or less requested by the Parent Borrower and consented to by all the Appropriate Lenders; provided that:

(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(i)            no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Credit Rating” means receipt of a Debt Rating of Baa3 or better from Moody’s or BBB- or better from S&P.

“Investment Grade Pricing Effective Date” means the first Business Day following the date on which (i) the REIT has obtained an Investment Grade Credit Rating and (ii) the Parent Borrower has delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Parent Borrower (i) certifying that an Investment Grade Credit Rating has been obtained by the REIT and is in effect (which certification shall also set forth the Debt Rating(s) received, if any, from each Rating Agency as of such date) and (ii) notifying the Administrative Agent that the Parent Borrower has irrevocably elected to have the Ratings-Based Applicable Rate apply to the pricing of the Facilities.

“Investment Grade Release” has the meaning specified in Section 10.12.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Parent Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law. For purposes of Section 3.01, the term “Laws” includes FATCA.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuers” means, collectively, (i) Bank of America and (ii) Wells Fargo, in each case in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; provided that for so long as any Existing Letter of Credit remains outstanding hereunder, the issuer of such Existing Letter of Credit shall continue to be the L/C Issuer with respect to such Existing Letter of Credit. Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “L/C Issuer” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant L/C Issuer with respect thereto.

“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. The L/C Obligations of any Revolving Credit Lender at any time shall be its Applicable Revolving Credit Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Revolving Credit Lender shall remain in full force and effect until the L/C Issuers and the Revolving Credit Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lender” and “Lenders” have the meanings specified in the first introductory paragraph hereto.

“Lender Party” and “Lender Recipient Party” means collectively, the Lenders and the L/C Issuers.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Subfacility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the L/C Issuers’ Letter of Credit Sublimits at such time and (b) the Revolving Credit Facility at such time. The Letter of Credit Subfacility is part of, and not in addition to, the Revolving Credit Facility. On the Restatement Effective Date, the amount of the Letter of Credit Subfacility is $60,000,000.

“Letter of Credit Sublimit” means, as to each L/C Issuer, its agreement as set forth in Section 2.03 to issue, amend and extend Letters of Credit in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such L/C Issuer’s name on Schedule 2.01, or in the Assignment and Assumption, New Lender Joinder Agreement or other documentation, which other documentation shall be in form and substance satisfactory to the Administrative Agent, pursuant to which such L/C Issuer becomes an L/C Issuer hereunder, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Leverage-Based Applicable Rate” means the applicable percentages per annum set forth below determined by reference to the ratio of Total Indebtedness to Total Asset Value as set forth in the most recent Compliance Certificate received by the Administrative Agent and the Lenders pursuant to Section 6.02(b):

Leverage-Based Applicable Rate
Pricing Level	Ratio of Total Indebtedness to Total Asset Value	Revolving Credit Facility			Term A-1 Facility and Term A-3 Facility		Term A-2 Facility
		Term SOFR Loans, Daily SOFR Loans and Letters of Credit	Base Rate Loans	Facility Fee	Term SOFR Loans and Daily SOFR Loans	Base Rate Loans	Term SOFR Loans and Daily SOFR Loans	Base Rate Loans
I	< 35%	1.00%	0.00%	0.15%	1.15%	0.15%	1.20%	0.20%
II	≥ 35% but < 40%	1.05%	0.05%	0.15%	1.20%	0.20%	1.25%	0.25%
III	≥ 40% but < 45%	1.10%	0.10%	0.20%	1.25%	0.25%	1.35%	0.35%
IV	≥ 45% but < 50%	1.20%	0.20%	0.20%	1.35%	0.35%	1.45%	0.45%
V	≥ 50% but < 55%	1.25%	0.25%	0.30%	1.45%	0.45%	1.60%	0.60%
VI	≥ 55%	1.45%	0.45%	0.30%	1.60%	0.60%	1.80%	0.80%

Any increase or decrease in the Leverage-Based Applicable Rate resulting from a change in the ratio of Total Indebtedness to Total Asset Value shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level VI shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, (a) from the Restatement Effective Date through the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) for the fiscal quarter ended June 30, 2026 the Leverage-Based Applicable Rate in effect shall be Pricing Level I and (b) the determination of the Leverage-Based Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, negative pledge, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Committed Loan.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, the Fee Letters and any amendments, modifications or supplements hereto or to any other Loan Document or waiver hereof or to any other Loan Document.

“Loan Parties” means, collectively, (a) at any time prior to the Investment Grade Release, the Borrowers and the Guarantors and (b) upon and at any time following the Investment Grade Release, the Borrowers, the Guarantors (if any) and the Owners.

“Material Acquisition” means any acquisition or series of acquisitions by a member of the Consolidated Group in which the aggregate purchase price of all assets (including any Equity Interests) acquired pursuant thereto exceeds ten percent (10%) of the Total Asset Value as of the last day of the then most recently ended fiscal quarter of the REIT for which financial statements are publicly available.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the REIT or the Parent Borrower and its Subsidiaries taken as a whole; (b) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any Loan Document or of the ability of the Loan Parties taken as a whole to perform their obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $5,000,000 or more in any year or that is otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Material Subsidiary” means at any time any Subsidiary (other than any (i) Non-Recourse Subsidiary or (ii) Specified Subsidiary that would be a Non-Recourse Subsidiary but for the effect of clause (b) of the definition of “Non-Recourse Subsidiary”) that (a) is not a Loan Party, (b) is subject to an Insolvency Event and (c) is an obligor in respect of Recourse Indebtedness that, when taken together with the aggregate amount of outstanding Recourse Indebtedness of all other Subsidiaries that are not Loan Parties and are subject to an Insolvency Event, exceeds the Threshold Amount.

“Maturity Date” means, on any date, (a) with respect to the Revolving Credit Facility, the later of (i) fourth anniversary of the Restatement Effective Date and (ii) if on or prior to such date maturity has been extended pursuant to Section 2.14, such extended maturity date as determined pursuant to such Section, (b) with respect to the Term A-1 Facility and the Term A-3 Facility, the fifth anniversary of the Restatement Effective Date and (c) with respect to the Term A-2 Facility, May 29, 2030; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances an amount equal to 105% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the L/C Issuers in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Loan Receivable” means any loan or other note receivable owned by or held by the Parent Borrower or a Wholly Owned Subsidiary of the Parent Borrower that is a Domestic Subsidiary, in each case, secured by a mortgage or deed of trust on Real Property.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Parent Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means, with respect to any issuance or sale by the REIT of any of its Equity Interests, the excess of (i) the sum of the cash and Cash Equivalents received by the REIT in connection with such issuance or sale, less (ii) underwriting discounts and commissions, and other reasonable out-of-pocket expenses, incurred by the REIT in connection with such issuance or sale, other than any such amounts paid or payable to an Affiliate of the REIT.

“Net Income” means, for any period, the sum, without duplication, of (i) the net income (or loss) of the REIT and its Wholly Owned Subsidiaries for such period and (ii) the aggregate amount of cash actually distributed by Non-Wholly Owned Consolidated Subsidiaries and Unconsolidated Affiliates during such period to the REIT or its Wholly Owned Subsidiary as a dividend or other distribution; provided, however, that Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period and (b) the net income of any Wholly Owned Subsidiary of the REIT during such period to the extent that the declaration or payment of dividends or similar distributions by such Wholly Owned Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Wholly Owned Subsidiary during such period, except that the REIT’s equity in any net loss of any such Wholly Owned Subsidiary for such period shall be included in determining Net Income, and (and in the case of a dividend or other distribution to a Wholly Owned Subsidiary of the REIT, such Wholly Owned Subsidiary is not precluded from further distributing such amount to the REIT as described in clause (b) of this proviso).

“Net Operating Income” means, with respect to any Property for any period, an amount equal to (a) the aggregate gross revenues from the operation of such Property during such period from tenants (as determined in accordance with GAAP), minus (b) the sum of all expenses and other proper charges incurred in connection with the operation of such Property during such period (including management fees (which deduction for management fees shall be an amount equal to the greater of (x) three percent (3.00%) of the aggregate base rent and percentage rent due and payable with respect to such Property during such period and (y) the aggregate amount of any actual management, advisory or similar fees paid during such period) and accruals for real estate taxes and insurance, but excluding debt service charges, income taxes, depreciation, amortization and other non-cash expenses), which expenses and accruals shall be calculated in accordance with GAAP.

“New Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel pursuant to which an Eligible Assignee becomes a Lender.

“New York Mortgage” has the meaning given that term in Section 11.25(a).

“Newly Acquired Property” means, as of any date, a Property (other than a Development Property) that has been owned or ground leased for less than four full fiscal quarters as of such date.

“Newly Stabilized Property” means as of any date a Property that as of such date is not a Development Property, but was a Development Property at some time during the most recently ended period of four full fiscal quarters.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders, all Lenders of a Facility or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders or the Required Term A-1 Lenders, Required Term A-2 Lenders, Required Term A-3 Lenders or Required Revolving Lenders, as applicable.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Indebtedness” means, with respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness, (b) if such Person is a Single Asset Entity, any Indebtedness of such Person (other than Indebtedness described in the immediately following clause (c)), or (c) if such Person is a Single Asset Holding Company, any Indebtedness (“Holdco Indebtedness”) of such Single Asset Holding Company resulting from a Guarantee of, or Lien securing, Indebtedness of a Single Asset Entity that is a Subsidiary of such Single Asset Holding Company, so long as, in each case, either (i) recourse for payment of such Holdco Indebtedness (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to the Equity Interests held by such Single Asset Holding Company in such Single Asset Entity or (ii) such Single Asset Holding Company has no assets other than Equity Interests in such Single Asset Entity and cash and other assets of nominal value incidental to the ownership of such Single Asset Entity. For the avoidance of doubt, Indebtedness that otherwise qualifies as Non-Recourse Indebtedness as provided above will not fail to so qualify as a result of the Parent Borrower, the REIT or any Subsidiary thereof guaranteeing the payment of (x) amounts which do not constitute principal with respect to such Indebtedness (including, without limitation, any “carry guarantee” or other guarantee of operating costs and expenses) or (y) principal with respect to a portion of such Indebtedness so long as (A) the guaranteed principal amount (the “Limited Payment Guarantee”) is not greater than twenty percent (20)% of the principal amount of such Indebtedness outstanding at any time and (B) either (i) there is no event of default with respect to such Indebtedness, after giving effect to all relevant grace periods (provided that, during the occurrence of an event of default with respect to such Indebtedness, only the portion of such Indebtedness subject to the Limited Payment Guarantee shall constitute Recourse Indebtedness and any excess amounts shall continue to constitute Non-Recourse Indebtedness), or (ii) the full amount of the Limited Payment Guarantee with respect to such Indebtedness has been funded (as a payment to the lender, as a reserve or otherwise).

“Non-Recourse Subsidiary” means a Subsidiary that (a) is not a Loan Party, (b) is not a Specified Subsidiary, (c) has no Indebtedness other than Non-Recourse Indebtedness and (d) has no assets other than (i) de minimis amounts of cash and (ii) assets securing Non-Recourse Indebtedness.

“Non-Recourse Threshold Amount” means $120,000,000.

“Non-Wholly Owned Consolidated Subsidiary” means a Consolidated Subsidiary of the REIT that is not a Wholly Owned Subsidiary of the REIT.

“Note” means a Term A-1 Note, a Term A-2 Note, a Term A-3 Note, a Revolving Credit Note or a promissory note made by the Borrowers in favor of an Incremental Term Loan Lender under an Incremental Term Loan Facility evidencing the Incremental Term Loans made by such Incremental Term Loan Lender under such Incremental Term Loan Facility substantially in a form agreed among the Borrowers, the Administrative Agent and such Incremental Term Loan Lenders, as the context may require.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” means (i) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Owner” means, as to any Unencumbered Property or Unencumbered First Mortgage Receivable, the Direct Owner of such Unencumbered Property or Unencumbered First Mortgage Receivable, as the case may be, or any Indirect Owner of such Direct Owner.

“Pari Passu Obligations” means Unsecured Indebtedness of any Loan Party (exclusive of the Obligations) owing to a Person that is not a member of the Consolidated Group or an Affiliate thereof.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Parent Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Convertible Notes means senior convertible debt securities of the REIT (a) that are unsecured, (b) that do not have the benefit of any Guarantee of any Subsidiary, (c) that are otherwise permitted under Section 7.03, (d) that are not subject to any sinking fund or any prepayment, redemption or repurchase requirements, whether scheduled, triggered by specified events or at the option of the holders thereof (it being understood that none of (i) a customary “change in control” or “fundamental change” put, (ii) a right to convert such securities into common shares of the REIT, cash or a combination thereof as the REIT may elect or (iii) an acceleration upon an event of default will be deemed to constitute such a sinking fund or prepayment, redemption or repurchase requirement), and (e) that have the benefit of covenants and events of default customary for comparable convertible securities (as determined by the REIT in good faith).

“Permitted Convertible Notes Swap Contracts” means a Swap Contract entered into by the REIT in connection with, and prior to or concurrently with, the issuance of any Permitted Convertible Notes pursuant to which the REIT acquires a call or a capped call option requiring the counterparty thereto to deliver to the REIT common shares of the REIT, the cash value of such shares or a combination of such shares and cash from time to time upon exercise of such option; provided that the terms, conditions and covenants of each such Swap Contract shall be such as are typical and customary for Swap Contracts of such type (as determined by the REIT in good faith).

“Permitted Equity Encumbrances” means

(a)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(b)            Liens imposed by law for taxes, assessments, governmental charges or levies that are not yet due or are being contested in compliance with Section 6.04; and

(c)            Permitted Pari Passu Provisions.

“Permitted Pari Passu Provisions” means provisions that are contained in documentation evidencing or governing Pari Passu Obligations which provisions are the result of (a) limitations on the ability of a Loan Party or any of its Subsidiaries to make Restricted Payments or transfer property to any Borrower or any Guarantor which limitations, taken as a whole, are substantially the same as or less restrictive than those contained in this Agreement, (b) limitations on the creation of any Lien on any assets of a Loan Party that, taken as a whole, are substantially the same as or less restrictive than those contained in this Agreement or (c) any requirement that Pari Passu Obligations be secured on an “equal and ratable basis” to the extent that the Obligations are secured.

“Permitted Property Encumbrances” means:

(a)            Liens for taxes or condo or other similar assessments and fees, in each case not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(c)            easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Parent Borrower or any Subsidiary;

(d)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(e)            the rights of tenants under leases and subleases entered into in the ordinary course of business; provided that (i) such leases and subleases contain market terms and conditions (excluding rent), (ii) such rights of tenants constituting Liens do not secure any Indebtedness and (iii) such leases and subleases do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of business of the applicable Person;

(f)            rights of lessors under Eligible Ground Leases;

(g)            Liens arising under any New York Mortgage; and

(h)            Permitted Pari Passu Provisions.

“Permitted Swap Contract” means shall mean any Swap Contract entered into in accordance with the terms and provisions of Section 7.17.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Parent Borrower or any ERISA Affiliate or any such Plan to which the Parent Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pricing Grid” means (i) prior to the Investment Grade Pricing Effective Date, the pricing grid set forth in the definition of “Leverage-Based Applicable Rate” and (ii) on and after the Investment Grade Pricing Effective Date, the pricing grid set forth in the definition of “Ratings-Based Applicable Rate”.

“Property” means any real property assets owned or leased or acquired by one or more of the Parent Borrower and its Subsidiaries.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Rating Agency” means any of S&P or Moody’s.

“Ratings-Based Applicable Rate” means the applicable percentages per annum determined, at any time, based on the range into which the Debt Ratings then fall, in accordance with the following table:

Ratings-Based Applicable Rate
Pricing Level	Debt Ratings (Moody’s/S&P)	Revolving Credit Facility			Term A-1 Facility, Term A-2 Facility and Term A-3 Facility
		Term SOFR Loans, Daily SOFR Loans and Letters of Credit	Base Rate Loans	Facility Fee	Term SOFR Loans and Daily SOFR Loans	Base Rate Loans
I	≥ A- / A3	0.675%	0.000%	0.125%	0.800%	0.000%
II	BBB+ / Baa1	0.725%	0.000%	0.150%	0.850%	0.000%
III	BBB / Baa2	0.800%	0.000%	0.200%	0.950%	0.000%
IV	BBB- / Baa3	1.000%	0.000%	0.250%	1.200%	0.200%
V	< BBB- / Baa3 (or unrated)	1.350%	0.350%	0.300%	1.600%	0.600%

If at any time the REIT has two (2) Debt Ratings, and such Debt Ratings are not equivalent, then: (A) if the difference between such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P), the Ratings-Based Applicable Rate shall be the rate per annum that would be applicable if the higher of the Debt Ratings were used; and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P) or more, the Ratings-Based Applicable Rate shall be the rate per annum that would be applicable if the rating that is one higher than the lower of the applicable Debt Ratings were used.

Initially, the Ratings-Based Applicable Rate shall be determined based upon the Debt Rating(s) specified in the certificate delivered pursuant to clause (ii) of the definition of “Investment Grade Pricing Effective Date”. Thereafter, each change in the Ratings-Based Applicable Rate resulting from a publicly announced change in a Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the REIT to the Administrative Agent of notice thereof pursuant to Section 6.03(e) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Real Property” means real property assets that are (a) owned or acquired by one or more Persons that are not members of the Consolidated Group, (b) located in the United States of America and (c) either (i) a retail facility or (ii) a mixed-use facility with respect to which at least 75% of gross income is expected to be generated by the retail component of such facility.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recourse Indebtedness” means Indebtedness for borrowed money (other than Indebtedness under the Loan Documents) in respect of which recourse for payment is to any Loan Party, excluding any Indebtedness in which recourse for payment to any Loan Party is limited solely for fraud, misrepresentation, misapplication of cash, waste, failure to pay taxes, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financings of real estate. For the avoidance of doubt, “Recourse Indebtedness” shall include Indebtedness arising under Guarantees by a Loan Party of Non-Recourse Indebtedness and Guarantees by a Loan Party of obligations under Swap Contracts to the extent that (x) such Guarantee provides for recourse to such Loan Party or any of its assets and (y) the guarantor’s obligations under such Guarantee have become payable or cash collateral in respect thereof has been demanded, but in each case, shall only include such portion of such Indebtedness that does not constitute Non-Recourse Indebtedness.

“Register” has the meaning specified in Section 11.06(c).

“REIT” has the meaning specified in the first introductory paragraph hereto.

“REIT Status” means, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under the provisions of Sections 856 et seq. of the Code and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Relevant Payment” has the meaning specified in Section 10.11.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, two or more Lenders having greater than 50% of the sum of (a) the Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) the aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that, Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving Credit Lender shall be deemed to be held by the applicable L/C Issuer in making such determination.

“Required Revolving Lenders” means, as of any date of determination, two or more Revolving Credit Lenders having greater than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided further that, the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving Credit Lender shall be deemed to be held by the applicable L/C Issuer in making such determination.

“Required Subsidiary Guarantor” means (a) at all times prior to an Investment Grade Release, each Owner with respect to any Property to be included as an Unencumbered Property, and (b) upon and at all times following an Investment Grade Release, each Owner with respect to any Property to be included as an Unencumbered Property (if any) that is a borrower or guarantor of, or is otherwise obligated in respect of, any Unsecured Indebtedness (other than Indebtedness under the Facilities), but only for so long as such Subsidiary remains obligated in respect of such Unsecured Indebtedness, in each case under clauses (a) and (b), together with their successors and permitted assigns, in each case, to the extent such Subsidiary has not been released from its obligations hereunder in accordance with Section 10.12.

“Required Term A-1 Lenders” means, as of any date of determination, two or more Term A-1 Lenders having greater than 50% of the Term A-1 Facility on such date; provided that the portion of the Term A-1 Facility held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A-1 Lenders.

“Required Term A-2 Lenders” means, as of any date of determination, two or more Term A-2 Lenders having greater than 50% of the Term A-2 Facility on such date; provided that the portion of the Term A-2 Facility held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A-2 Lenders.

“Required Term A-3 Lenders” means, as of any date of determination, two or more Term A-3 Lenders having greater than 50% of the Term A-3 Facility on such date; provided that the portion of the Term A-3 Facility held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A-3 Lenders.

“Rescindable Amount” has the meaning specified in Section 2.12(b)(ii).

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) in the case of any Borrower, (i) the chief executive officer, president, chief financial officer, executive vice president, treasurer, chief accounting officer or controller of such Borrower (or (x) if the Parent Borrower does not have any officers, of the general partner of the Parent Borrower and (y) if any City Point Borrower does not have any officers, of the sole member of such City Point Borrower), (ii) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of such Borrower (or (x) if the Parent Borrower does not have any officers, of the general partner of the Parent Borrower and (y) if any City Point Borrower does not have any officers, of the sole member of such City Point Borrower) and (iii) solely for purposes of notices given pursuant to Article II, any officer or employee of such Borrower (or (x) if the Parent Borrower does not have any officers, of the general partner of the Parent Borrower and (y) if any City Point Borrower does not have any officers, of the sole member of such City Point Borrower) identified on the Borrower Detail Form, (b) in the case of any other Loan Party that has one or more officers, (i) the chief executive officer, president, chief financial officer, executive vice president, treasurer, chief accounting officer or controller of the applicable Loan Party for whom the Administrative Agent has received an incumbency certificate, (ii) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the applicable Loan Party and (iii) solely for purposes of notices given pursuant to Article II, any officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent and for whom the Administrative Agent has received an incumbency certificate, and (c) in the case of any other Loan Party that does not have any officers, (i) the chief executive officer, president, chief financial officer, executive vice president, treasurer, chief accounting officer or controller of the general partner, manager, managing member or member, as applicable, of such Loan Party for whom the Administrative Agent has received an incumbency certificate, (ii) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the general partner, manager, managing member or member, as applicable, of such Loan Party and (iii) solely for purposes of notices given pursuant to Article II, any officer or employee of the general partner, manager, managing member or member, as applicable, of such Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent and for whom the Administrative Agent has received an incumbency certificate. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party (or general partner, manager, managing member or member, as applicable, of such Loan Party) and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof); provided that payments for, in respect of or in connection with Permitted Convertible Notes Swap Contracts shall not constitute Restricted Payments.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans pursuant to Section 2.01(a) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations at such time.

“Revolving Credit Extension Notice” has the meaning specified in Section 2.14(a).

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time. On the Restatement Effective Date, the Revolving Credit Facility is $525,000,000.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(a).

“Revolving Credit Maturity Date Extension” has the meaning specified in Section 2.14(a).

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Lender, substantially in the form of Exhibit C-1.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Revolving Credit Maturity Date Extension” has the meaning specified in Section 2.14(a).

“Secured Indebtedness” means, with respect to any Person, all Indebtedness of such Person that is secured by a Lien on any asset (including without limitation any Equity Interest) owned or held by any Person or any Subsidiary thereof; provided that a negative pledge shall not, in and of itself, cause any Indebtedness to be considered to be Secured Indebtedness under the Loan Documents; provided further that Indebtedness secured by any New York Mortgage shall not constitute Secured Indebtedness under the Loan Documents.

“Secured Recourse Indebtedness” means, with respect to any Person, Recourse Indebtedness of such Person that is secured by a Lien.

“Single Asset Entity” means a Person (other than an individual) that (a) only owns or leases pursuant to an Eligible Ground Lease a single real property and/or cash and other assets of nominal value incidental to such Person’s ownership of such real property; (b) is engaged only in the business of owning, developing and/or leasing such real property; and (c) receives substantially all of its gross revenues from such real property. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more other Single Asset Entities and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes of this Agreement (such an entity, a “Single Asset Holding Company”).

“Single Asset Holding Company” has the meaning specified in the definition of Single Asset Entity.

“SOFR” means, with respect to any applicable determination date, the Secured Overnight Financing Rate published on the fifth U.S. Government Securities Business Day preceding such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time that is satisfactory to the Administrative Agent.

“SOFR Loan” means a Term SOFR Loan or a Daily SOFR Loan, as applicable.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer or the chief accounting officer of the REIT, substantially in the form of Exhibit I.

“Specified Event of Default” means any Event of Default other than an Event of Default arising under (a) Section 8.01(b) solely from a Borrower’s or another Loan Party’s failure to perform or observe any term, covenant or agreement contained in any of Sections 6.01(c), 6.02(c), (e) or (h), 6.05(a) (solely with respect to a Subsidiary that is not a Loan Party), (b) or (c), or 6.10 or (b) Section 8.01(c).

“Specified Provisions” means Section 7.05(g), Section 8.01(e), Section 8.01(f) and Section 8.01(g).

“Specified Subsidiary” means any Subsidiary that (a) is not a Loan Party, and (b) would not be a Subsidiary but for the governing body or management of such Subsidiary being controlled, directly, or indirectly through one or more intermediaries, or both, by the REIT or its Subsidiaries.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the REIT.

“Subsidiary Guarantor” means, at any time, a Subsidiary that at such time is a party to the Guaranty.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A-1 Borrowing” means a borrowing consisting of simultaneous Term A-1 Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Term A-1 Lenders pursuant to Section 2.01(b).

“Term A-1 Commitment” means, as to each Lender, its obligation to make and/or hold Term A-1 Loans pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A-1 Lender’s name on Schedule 2.01 under the caption “Term A-1 Commitment” or opposite such caption in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Term A-1 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A-1 Facility” means, (a) at any time on or prior to the Restatement Effective Date, the aggregate amount of the Term A-1 Lenders’ Term A-1 Commitments at such time and (b) at any time after the Restatement Effective Date, the aggregate amount of Term A-1 Loans of all Term A-1 Lenders outstanding at such time. On the Restatement Effective Date, the Term A-1 Facility is $512,500,000.

“Term A-1 Lender” means (a) at any time on or prior to the Restatement Effective Date, any Lender that has a Term A-1 Commitment at such time and (b) at any time after the Restatement Effective Date, any Lender that holds a Term A-1 Loan at such time.

“Term A-1 Loan” means an advance made by a Term A-1 Lender under the Term A-1 Facility.

“Term A-1 Note” means a promissory note made by the Borrowers in favor of a Term A-1 Lender evidencing Term A-1 Loans made by such Term A-1 Lender, substantially in the form of Exhibit C-2.

“Term A-2 Borrowing” means a borrowing consisting of simultaneous Term A-2 Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Term A-2 Lenders pursuant to Section 2.01(c).

“Term A-2 Commitment” means, as to each Lender, its obligation to make and/or hold Term A-2 Loans to the Borrowers pursuant to Section 2.01(c) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A-2 Lender’s name on Schedule 2.01 under the caption “Term A-2 Commitment” or opposite such caption in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Term A-2 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A-2 Facility” means, (a) at any time on or prior to the Restatement Effective Date, the aggregate amount of the Term A-2 Lenders’ Term A-2 Commitments at such time and (b) at any time after the Restatement Effective Date, the aggregate amount of Term A-2 Loans of all Term A-2 Lenders outstanding at such time. On the Restatement Effective Date, the Term A-2 Facility is $250,000,000.

“Term A-2 Lender” means, at any time, any Lender that has a Term A-2 Commitment or holds a Term A-2 Loan at such time.

“Term A-2 Loan” means an advance made by a Term A-2 Lender under the Term A-2 Facility.

“Term A-2 Note” means a promissory note made by the Borrowers in favor of a Term A-2 Lender evidencing Term A-2 Loans made by such Term A-2 Lender, substantially in the form of Exhibit C-3.

“Term A-3 Borrowing” means a borrowing consisting of simultaneous Term A-3 Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Term A-3 Lenders pursuant to Section 2.01(d).

“Term A-3 Commitment” means, as to each Lender, its obligation to make and/or hold Term A-3 Loans to the Borrowers pursuant to Section 2.01(d) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A-3 Lender’s name on Schedule 2.01 under the caption “Term A-3 Commitment” or opposite such caption in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Term A-3 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A-3 Facility” means, (a) at any time on or prior to the Restatement Effective Date, the aggregate amount of the Term A-2 Lenders’ Term A-3 Commitments at such time and (b) at any time after the Restatement Effective Date, the aggregate amount of Term A-3 Loans of all Term A-3 Lenders outstanding at such time. On the Restatement Effective Date, the Term A-3 Facility is $137,500,000.

“Term A-3 Lender” means, at any time, any Lender that has a Term A-2 Commitment or holds a Term A-3 Loan at such time.

“Term A-3 Loan” means an advance made by a Term A-3 Lender under the Term A-3 Facility.

“Term A-3 Note” means a promissory note made by the Borrowers in favor of a Term A-3 Lender evidencing Term A-3 Loans made by such Term A-3 Lender, substantially in the form of Exhibit C-4.

“Term SOFR” means:

(a)            for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;

provided, that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of the Loan Documents.

“Term SOFR Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator reasonably satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Threshold Amount” means $60,000,000.

“Total Asset Value” means, with respect to the Consolidated Group as at any date of determination, without duplication, the sum of the following:

(a)            for each Property other than any Property that as of such date (i) was sold or otherwise disposed of during the then most recently ended fiscal quarter or (ii) is either (x) a Newly Acquired Property, (y) a Newly Stabilized Property or (z) a Development Property, an amount equal to the Net Operating Income from such Property for the then most recently ended period of four consecutive fiscal quarters, divided by the Capitalization Rate; provided, that prior to the first anniversary of the Restatement Effective Date, the contribution to Total Asset Value attributable to the City Point Properties will be the aggregate book value thereof, plus

(b)            for (i) each Newly Acquired Property that has been owned or ground leased for less than one full fiscal quarter as of such date, the acquisition cost of such Property, and (ii) (x) each Newly Stabilized Property that has been a Newly Stabilized Property for less than one full fiscal quarter as of such date and (y) each Development Property, the undepreciated cost of such Property (after any impairments) in accordance with GAAP, plus

(c)            for (i) each Newly Acquired Property that has been owned or ground leased for at least one full fiscal quarter but less than four full fiscal quarters as of such date and (ii) each Newly Stabilized Property that has been a Newly Stabilized Property for at least one full fiscal quarter but less than four full fiscal quarters as of such date, in each case under clauses (i) and (ii), excluding any such Property that was sold or otherwise disposed of during the then most recently ended fiscal quarter, either

(A)          in the case of a Newly Acquired Property, the acquisition cost of such Property and, in the case of a Newly Stabilized Property, the undepreciated cost of such Property (after any impairments) in accordance with GAAP, or

(B)          if the Parent Borrower has made an irrevocable election to value such Property in accordance with this clause (c)(B), then

(I)            if such Property has been a Newly Stabilized Property for at least one full fiscal quarter but less than two full fiscal quarters on such date, an amount equal to the Net Operating Income from such Property for such fiscal quarter, multiplied by 4, divided by the Capitalization Rate,

(II)           if such Property has been owned or ground leased (in the case of a Newly Acquired Property) or has been a Newly Stabilized Property (in the case of a Newly Stabilized Property) for at least two full fiscal quarters but less than three full fiscal quarters on such date, an amount equal to the Net Operating Income from such Property for such two fiscal quarter period, multiplied by 2, divided by the Capitalization Rate,

(III)          if such Property has been owned or ground leased (in the case of a Newly Acquired Property) or has been a Newly Stabilized Property (in the case of a Newly Stabilized Property) for at least three full fiscal quarters but less than four full fiscal quarters on such date, an amount equal to the Net Operating Income from such Property for such three fiscal quarter period, multiplied by 4/3, divided by the Capitalization Rate, plus

(d)            fee income generated by the Consolidated Group from (i) asset and property management fees, (ii) development fees, (iii) construction fees and (iv) leasing fees, in each case for the then most recently ended period of four consecutive fiscal quarters, then multiplied by five, provided that if at any time the amount under this clause (d) exceeds 15% of Total Asset Value at such time, such excess fee income shall be excluded from the calculation of Total Asset Value at such time, plus

(e)            the aggregate book value of all unimproved land holdings, mortgage or mezzanine loans and/or notes receivable owned by the Consolidated Group on such date, plus

(f)            all Unrestricted Cash of the Consolidated Group existing on such date, plus

(g)            the Consolidated Group Pro Rata Share of the foregoing items and components attributable to the Consolidated Group’s interests in Unconsolidated Affiliates on such date; provided that with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of clauses (a) through (f) attributable to the Consolidated Group’s interests in such Non-Wholly Owned Consolidated Subsidiary shall be included in the calculation of Total Asset Value, plus

(h)            the aggregate positive amount of net cash proceeds that would be due to (i) the Parent Borrower or (ii) the REIT, in each case from all Equity Forward Contracts that have not yet settled as of such date and calculated as if such Equity Forward Contracts were settled by the REIT’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter, but excluding proceeds from each Equity Forward Contract, if any, with respect to which either (1) the REIT or the counterparty would not reasonably be expected, for any reason, to be able to fulfill its obligations thereunder or (2) the REIT no longer intends to issue shares sufficient to realize such proceeds.

Notwithstanding the foregoing, for purposes of calculating Total Asset Value at any time the contribution for certain types of Investments shall be limited, without duplication, as follows (in each case, calculated on the basis of the Consolidated Group Pro Rata Share of such Investment consistent with the foregoing) with any excess over such limit being excluded from Total Asset Value:

(i)            not more than 5% of the Total Asset Value at any time may be attributable to Investments in unimproved land holdings (including through the purchase or other acquisition of all of the Equity Interests of any Person that owns unimproved land holdings);

(ii)            not more than 15% of the Total Asset Value at any time may be attributable to Investments (whether originated or acquired by the REIT or a Subsidiary thereof) consisting of commercial mortgage or mezzanine loans and commercial real estate-related notes receivable;

(iii)            not more than 15% of the Total Asset Value at any time may be attributable to Investments in respect of Development Properties, excluding for purposes of this clause (iii) the Property located at 2675 Geary Blvd, San Francisco, California (“City Center”);

(iv)            not more than 10% of the Total Asset Value at any time may be attributable to Investments in any Unconsolidated Affiliates (including through the purchase or other acquisition of Equity Interests of any Unconsolidated Affiliate);

(v)             not more than 5% of the Total Asset Value at any time may be attributable to Investments in real property assets that are not retail properties (including through the purchase or other acquisition of all of the Equity Interests of any Person that owns real property assets that are not retail properties);

(vi)            not more than seven and one-half percent (7.5%) of the Total Asset Value at any time may be attributable to Equity Forward Contracts, with any excess over the foregoing limit being excluded from the Total Asset Value; and

(vii)           not more than 30% of the Total Asset Value at any time may be attributable to the aggregate of Investments of the types set forth in clauses (i) though (vi) above.

“Total Credit Exposure” means, as to any Lender at any time, the Applicable Percentage of the Term A-1 Facility, the Term A-2 Facility, the Term A-3 Facility and the unused Revolving Credit Commitment and Revolving Credit Exposure, in each case, of such Lender at such time.

“Total Indebtedness” means, as at any date of determination, the aggregate amount of all Indebtedness of the Consolidated Group on such date determined on a consolidated basis; provided that with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of Indebtedness attributable to the Consolidated Group’s interests in such Non-Wholly Owned Consolidated Subsidiary shall be included in the calculation of Total Indebtedness.

“Total Outstandings” means, as at any date of determination, the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means, as at any date of determination, the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.

“Total Secured Indebtedness” means, as at any date of determination, the aggregate amount of all Secured Indebtedness of the Consolidated Group on such date determined on a consolidated basis; provided that with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of Secured Indebtedness attributable to the Consolidated Group’s interests in such Non-Wholly Owned Consolidated Subsidiary shall be included in the calculation of Total Secured Indebtedness.

“Total Unsecured Indebtedness” means, as at any date of determination, the aggregate amount of all Unsecured Indebtedness of the Consolidated Group on such date determined on a consolidated basis; provided that with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of Unsecured Indebtedness attributable to the Consolidated Group’s interests in such Non-Wholly Owned Consolidated Subsidiary shall be included in the calculation of Total Unsecured Indebtedness.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan, Daily SOFR Loan or a Term SOFR Loan.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unconsolidated Affiliate” means, at any date, an Affiliate of the REIT whose financial results are not required to be consolidated with the financial results of the REIT in accordance with GAAP.

“Unencumbered Asset Value” means, at any time for the Consolidated Group, without duplication, the sum of the following:

(a)             Unencumbered NOI of all Unencumbered Properties (including the City Point Mortgage Properties and excluding all Development Properties, all Newly Acquired Properties and all Unencumbered Properties that were acquired during the then most recently ended period of four fiscal quarters) divided by the Capitalization Rate provided, that prior to the first anniversary of the Restatement Effective Date, the contribution to Unencumbered Asset Value attributable to the City Point Properties will be the aggregate book value thereof, plus

(b)             the aggregate acquisition cost of all Unencumbered Properties acquired during the then most recently ended period of four fiscal quarters, plus

(c)             for each Unencumbered Property that is (i) a Newly Stabilized Property that has been a Newly Stabilized Property for less than one full fiscal quarter as of such date and (ii) a Development Property, the undepreciated cost of such Property (after any impairments) in accordance with GAAP, plus

(d)            for each Unencumbered Property that is a Newly Stabilized Property that has been a Newly Stabilized Property for at least one full fiscal quarter but less than four full fiscal quarters as of such date, excluding any such Property that was sold or otherwise disposed of during the then most recently ended fiscal quarter, either

(A)          the undepreciated cost of such Property (after any impairments) in accordance with GAAP, or

(B)           if the Parent Borrower has made an irrevocable election to value such Property in accordance with this clause (d)(B), then

(I)            if such Unencumbered Property has been a Newly Stabilized Property for at least one full fiscal quarter but less than two full fiscal quarters on such date, an amount equal to the Net Operating Income from such Property for such fiscal quarter, multiplied by 4, divided by the Capitalization Rate,

(II)           if such Unencumbered Property has been a Newly Stabilized Property for at least two full fiscal quarters but less than three full fiscal quarters on such date, an amount equal to the Net Operating Income from such Property for such two fiscal quarter period, multiplied by 2, divided by the Capitalization Rate, or

(III)          if such Property has been a Newly Stabilized Property for at least three full fiscal quarters but less than four full fiscal quarters on such date, an amount equal to the Net Operating Income from such Property for such three fiscal quarter period, multiplied by 4/3, divided by the Capitalization Rate, plus

(e)            the aggregate book value of all Unencumbered First Mortgage Receivables, plus

(f)             the aggregate positive amount of net cash proceeds that would be due to (i) the Parent Borrower or (ii) the REIT, in each case from all Equity Forward Contracts that have not yet settled as of such date and calculated as if such Equity Forward Contracts were settled by the REIT’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter, but excluding proceeds from each Equity Forward Contract, if any, with respect to which either (1) the REIT or the counterparty would not reasonably be expected, for any reason, to be able to fulfill its obligations thereunder or (2) the REIT no longer intends to issue shares sufficient to realize such proceeds.

Notwithstanding the foregoing, for purposes of calculating Unencumbered Asset Value at any time, the contribution for certain types of Investments shall be limited, without duplication, as follows (in each case, calculated on the basis of the Consolidated Group Pro Rata Share of such Investment consistent with the foregoing) with any excess over such limit being excluded from Unencumbered Asset Value:

(i)             not more than 10% of Unencumbered Asset Value at any time may be attributable to Development Properties and Newly Stabilized Properties, other than (x) City Center and (y) Newly Stabilized Properties with an occupancy rate of at least 75% for which the Parent Borrower has made the irrevocable election pursuant to clause (d)(B) above;

(ii)           not more than 10% of Unencumbered Asset Value at any time may be attributable to Unencumbered First Mortgage Receivables;

(iii)          not more than 5% of Unencumbered Asset Value at any time may be attributable to Unencumbered Properties owned by a Controlled Joint Venture;

(iv)          not more than seven and one-half percent (7.5%) of the Unencumbered Asset Value at any time may be attributable to Equity Forward Contracts, with any excess over the foregoing limit being excluded from the Unencumbered Asset Value; and

(v)           not more than 20% of Unencumbered Asset Value at any time may be attributable to the aggregate of assets of the types set forth in clauses (i) through (iv) above.

“Unencumbered First Mortgage Receivable” means any Mortgage Loan Receivable that meets each of the following criteria:

(a)             such Mortgage Loan Receivable is secured by a first mortgage or a first deed of trust on Real Property;

(b)            (i) prior to the Investment Grade Release, each Owner of such Mortgage Loan Receivable is a Subsidiary Guarantor and (ii) following the Investment Grade Release, each Owner of such Mortgage Loan Receivable that is a borrower or guarantor of, or is otherwise obligated in respect of, any Unsecured Indebtedness (other than Indebtedness under the Facilities) is a Subsidiary Guarantor;

(c)             none of the Equity Interests of any Owner of such Mortgage Loan Receivable are subject to any Liens (including, without limitation, any restriction contained in the organizational documents of any such Subsidiary that limits the ability to create a Lien thereon as security for indebtedness) other than Permitted Equity Encumbrances;

(d)             such Mortgage Loan Receivable (and the income therefrom and proceeds thereof) is not subject to any negative pledge and/or other encumbrance or restriction on the ability of any Owner thereof to Dispose of, pledge, transfer or otherwise encumber such Mortgage Loan Receivable or any income therefrom or proceeds thereof (other than Permitted Pari Passu Provisions);

(e)             no Owner of such Mortgage Loan Receivable is a borrower or guarantor of, or otherwise obligated in respect of, any Indebtedness (other than (i) Indebtedness under the Loan Documents and (ii) other Unsecured Indebtedness so long as such Person is also a Subsidiary Guarantor);

(f)              no Owner of such Mortgage Loan Receivable, nor any mortgagor or grantor with respect thereto, is subject to any proceedings under any Debtor Relief Law; and

(g)             the mortgagor or grantor with respect to such Mortgage Loan Receivable is not delinquent sixty (60) days or more in interest or principal payments due thereunder.

“Unencumbered NOI” means, at any time for the Consolidated Group, the sum of the Net Operating Income of all Unencumbered Properties for the then most recently ended period of four consecutive fiscal quarters, minus Net Operating Income attributable to Unencumbered Properties that were Disposed of by the Consolidated Group during such period, minus the aggregate Annual Capital Expenditure Adjustment for such period with respect to all Unencumbered Properties.

“Unencumbered Property” means any Property that meets each of the following criteria:

(a)             such Property is (i) a retail facility, (ii) a mixed-use facility with respect to which at least 75% of gross income is generated by the retail component of such facility or (iii) a Property that is subject to a New York Mortgage;

(b)             such Property is located in the United States of America;

(c)            such Property is Wholly-Owned in fee simple directly by, or is ground leased pursuant to an Eligible Ground Lease directly to, (i) a Wholly Owned Subsidiary of the Parent Borrower, (ii) a Controlled Joint Venture or (iii) in the case of a Property that is subject to the City Point Mortgage, one or more of the City Point Borrowers so long as they are Consolidated Subsidiaries of the Parent Borrower;

(d)            (i) prior to the Investment Grade Release, each Owner of such Property (other than a Property subject to the City Point Mortgage) is a Subsidiary Guarantor or a Borrower, (ii) following the Investment Grade Release, (A) each Owner of such Property that is a borrower or guarantor of, or is otherwise obligated in respect of, any Unsecured Indebtedness (other than Indebtedness under the Facilities) is a Subsidiary Guarantor or a Borrower and (B) each Owner of a Property that is subject to a New York Mortgage (other than a Property subject to the City Point Mortgage) is a Subsidiary Guarantor or a Borrower and (iii) in the case of a Property subject to the City Point Mortgage, each Direct Owner of such Property is a Subsidiary Guarantor or a Borrower;

(e)            each Owner of such Property is organized in a state within the United States of America;

(f)             none of the Equity Interests of any Owner of such Property owned by a Subsidiary of the Parent Borrower are subject to any Liens (including, without limitation, any restriction contained in the organizational documents of any such Subsidiary that limits the ability to create a Lien thereon as security for indebtedness) other than Permitted Equity Encumbrances;

(g)            such Property (and the income therefrom and proceeds thereof) is not subject to any negative pledge and/or other encumbrance or restriction on the ability of any Owner of such Property to Dispose of, pledge, transfer or otherwise encumber such Property or any income therefrom or proceeds thereof (other than Permitted Property Encumbrances) and is not subject to any ground lease (other than an Eligible Ground Lease);

(h)            such Property is free of all title, survey and other defects that would interfere with the use of such property for its intended purpose in any material respect;

(i)             such Property is free of Hazardous Materials except as would not materially affect the value of such Property;

(j)             no Owner of such Property is a borrower or guarantor of, or otherwise obligated in respect of, any Indebtedness (other than (i) Indebtedness under the Loan Documents and (ii) other Unsecured Indebtedness so long as such Person is also a Subsidiary Guarantor or a Borrower); and

(k)            no Owner of such Property is subject to any proceedings under any Debtor Relief Law.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash” means, at any time, (a) the aggregate amount of cash and Cash Equivalents of a Person at such time that are not subject to any pledge, Lien or control agreement (excluding statutory Liens in favor of any depositary bank where such cash and Cash Equivalents are maintained), minus (b) amounts included in the foregoing clause (a) that are held by a Person other than a member of the Consolidated Group as a deposit or security for Contractual Obligations.

“Unsecured Indebtedness” means, with respect to any Person, all Indebtedness of such Person that is not Secured Indebtedness, including Indebtedness under the Loan Documents.

“Unsecured Interest Expense” means, for any period, the portion of Interest Expense for such period in respect of Total Unsecured Indebtedness determined in accordance with GAAP.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code; provided that for purposes of Section 5.19(b), “U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“USA PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Usage” means, with respect to any day, the ratio (expressed as a percentage) of (a) the sum of (i) the Outstanding Amount of Revolving Credit Loans on such day and (ii) the Outstanding Amount of L/C Obligations on such day to (b) the Revolving Credit Commitments in effect on such day.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Wholly-Owned” means, with respect to the ownership by any Person of any Property, that one hundred percent (100%) of the title to such Property is held in fee directly or indirectly by, or one hundred percent (100%) of such Property is ground leased pursuant to an Eligible Ground Lease directly or indirectly by, such Person.

“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time; provided that, solely for purposes of clause (c) of the definition of “Unencumbered Property”, the term Wholly Owned Subsidiary shall include a Controlled Joint Venture.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02         Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions and all orders consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)            Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a Person shall constitute a separate Person hereunder (and each Division of any Person that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03         Accounting Terms.

(a)            Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of any member of the Consolidated Group shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)            Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Parent Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)            Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the REIT and its Subsidiaries or to the determination of any amount for the REIT and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the REIT is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04         Rounding. Any financial ratios required to be maintained by one or more Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06         Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07         Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01         Committed Loans.

(a)            Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility and (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Credit Loans may be Base Rate Loans, Daily SOFR Loans or Term SOFR Loans, as further provided herein.

(b)            The Term A-1 Borrowing. Subject to the terms and conditions set forth herein, each Term A-1 Lender severally agrees to make a single loan to the Borrowers on the Restatement Effective Date in an amount not to exceed such Term A-1 Lender’s Term A-1 Commitment; provided, however, that after giving effect to any such Term A-1 Borrowing, (x) the aggregate Outstanding Amount of all Term A-1 Loans shall not exceed the Term A-1 Facility and (y) the Outstanding Amount of all Term A-1 Loans made by such Term A-1 Lender shall not exceed such Term A-1 Lender’s Term A-1 Commitment. Term A-1 Loans that are repaid or prepaid may not be reborrowed. Term A-1 Loans may be Base Rate Loans, Term SOFR Loans or Daily SOFR Loans, as further provided herein.

(c)            The Term A-2 Borrowing. Subject to the terms and conditions set forth herein, each Term A-2 Lender severally agrees to make a single loan to the Borrowers on the Restatement Effective Date in an amount not to exceed such Term A-2 Lender’s Term A-2 Commitment; provided, however, that after giving effect to any such Term A-2 Borrowing, (x) the aggregate Outstanding Amount of all Term A-2 Loans shall not exceed the Term A-2 Facility and (y) the Outstanding Amount of all Term A-2 Loans made by such Term A-2 Lender shall not exceed such Term A-2 Lender’s Term A-2 Commitment. Term A-2 Loans that are repaid or prepaid may not be reborrowed. Term A-2 Loans may be Base Rate Loans, Term SOFR Loans or Daily SOFR Loans, as further provided herein.

(d)            The Term A-3 Borrowing. Subject to the terms and conditions set forth herein, each Term A-3 Lender severally agrees to make a single loan to the Borrowers on the Restatement Effective Date in an amount not to exceed such Term A-3 Lender’s Term A-3 Commitment; provided, however, that after giving effect to any such Term A-3 Borrowing, (x) the aggregate Outstanding Amount of all Term A-3 Loans shall not exceed the Term A-3 Facility and (y) the Outstanding Amount of all Term A-3 Loans made by such Term A-3 Lender shall not exceed such Term A-3 Lender’s Term A-3 Commitment. Term A-3 Loans that are repaid or prepaid may not be reborrowed. Term A-3 Loans may be Base Rate Loans, Term SOFR Loans or Daily SOFR Loans, as further provided herein.

2.02         Borrowings, Conversions and Continuations of Committed Loans.

(a)            Each Committed Borrowing, each conversion of Committed Loans from one Type to another, and each continuation of Term SOFR Loans shall be made upon the Parent Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans or Daily SOFR Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans or Daily SOFR Loans or conversion of Base Rate Loans to Daily SOFR Loans or Daily SOFR Loans to Base Rate Loans; provided, however, that if the Parent Borrower wishes to request Term SOFR Loans having an Interest Period other than one or three months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Parent Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans or Daily SOFR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Parent Borrower is requesting a Term A-1 Borrowing, a Term A-2 Borrowing, a Term A-3 Borrowing, a Revolving Credit Borrowing, a conversion of a Term A-1 Loan, Term A-2 Loan, Term A-3 Loan or Revolving Credit Loan from one Type to another, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Parent Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Parent Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Daily SOFR Loans. Any such automatic conversion to Daily SOFR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Parent Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)            Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term A-1 Loans, Term A-2 Loans, Term A-3 Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Parent Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Daily SOFR Loans described in the preceding subsection. In the case of a Term A-1 Borrowing, Term A-2 Borrowing, Term A-3 Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Parent Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Parent Borrower in the Borrower Detail Form; provided, however, that if, on the date the Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Parent Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c)            Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.

(d)            The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.

(e)            After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to another, and all continuations of Committed Loans as the same Type, there shall not be more than seven Interest Periods in effect with respect to Committed Loans.

(f)            Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Parent Borrower, the Administrative Agent, and such Lender.

(g)            With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Parent Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03         Letters of Credit.

(a)            The Letter of Credit Commitment.

(i)             Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the Availability Period, to issue Letters of Credit for the account of the Parent Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Parent Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Subfacility. Each request by the Parent Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Parent Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Parent Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Parent Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued by the applicable L/C Issuer pursuant hereto, and from and after the Restatement Effective Date shall be subject to and governed by the terms and conditions hereof.

(ii)            No L/C Issuer shall issue any Letter of Credit, if, subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless, subject to Section 2.03(b)(v), the Administrative Agent and the applicable L/C Issuer have approved such expiry date; provided that in no event will any Letter of Credit have an expiry date that is later than the first anniversary of the Maturity Date for the Revolving Credit Facility.

(iii)           No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which such L/C Issuer in good faith deems material to it;

(B)           the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)           except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000;

(D)           the Letter of Credit is to be denominated in a currency other than Dollars;

(E)           any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Parent Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)           after giving effect to any L/C Credit Extension with respect to such Letter of Credit, the L/C Obligations with respect to all Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s Letter of Credit Sublimit; provided that, subject to the limitations set forth in the proviso to the first sentence of Section 2.03(a)(i), any L/C Issuer in its sole discretion may issue Letters of Credit in excess of its Letter of Credit Sublimit.

(iv)           No L/C Issuer shall amend or extend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)            No L/C Issuer shall be under no obligation to amend or extend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)           Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b)            Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letter of Credit.

(i)              Each Letter of Credit shall be issued or amended, as the case may be, by a single L/C Issuer selected by the Parent Borrower, upon the request of the Parent Borrower delivered to such L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by such L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Parent Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii)             Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Parent Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Parent Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)            If the Parent Borrower so requests in any applicable Letter of Credit Application in respect of a Letter of Credit, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the Parent Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the first anniversary of the Maturity Date for the Revolving Credit Facility, subject to the requirements of Section 2.03(b)(v); provided that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone (if promptly confirmed in writing) or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Parent Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)            Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Parent Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v)             If the expiry date of any Letter of Credit would occur after the Maturity Date for the Revolving Credit Facility, the Parent Borrower hereby agrees that it will at least thirty (30) days prior to such Maturity Date (or, in the case of a Letter of Credit issued, amended or extended on or after thirty (30) days prior to the Maturity Date for the Revolving Credit Facility, on the date of such issuance, amendment or extension, as applicable) Cash Collateralize such Letter of Credit in an amount equal to 105% of the L/C Obligations arising or expected to arise in connection with such Letter of Credit.

(c)            Drawings and Reimbursements; Funding of Participations.

(i)              Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Parent Borrower and the Administrative Agent thereof (such notification provided by an L/C Issuer to the Parent Borrower and the Administrative Agent being referred to herein as an “L/C Draw Notice”). If an L/C Draw Notice with respect to a Letter of Credit is received by the Parent Borrower (x) on or prior to 11:00 a.m. on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), then, not later than 1:00 p.m. on the Honor Date, the Parent Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing or (y) after 11:00 a.m. on the Honor Date, then, not later than 11:00 a.m. on the first Business Day following the Honor Date, the Parent Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (such date on which the Parent Borrower, pursuant to clauses (x) and (y) of this sentence, is required to reimburse an L/C Issuer for a drawing under a Letter of Credit is referred to herein as the “L/C Reimbursement Date”); provided that if the L/C Reimbursement Date for a drawing under a Letter of Credit is the Business Day following the Honor Date pursuant to clause (y) of this sentence, the Unreimbursed Amount shall accrue interest from and including the Honor Date until such time as the applicable L/C Issuer is reimbursed in full therefor (whether through payment by the Parent Borrower and/or through a Revolving Credit Loan or L/C Borrowing made in accordance with paragraph (ii) or (iii) of this Section 2.03(c)) at a rate equal to (A) for the period from and including the Honor Date to but excluding the first Business Day to occur thereafter, the rate of interest then applicable to a Base Rate Revolving Credit Loan and (B) thereafter, at the Default Rate applicable to a Base Rate Revolving Credit Loan. Interest accruing on the Unreimbursed Amount pursuant to the proviso to the immediately preceding sentence shall be payable by the Parent Borrower upon demand to the Administrative Agent, solely for the account of the applicable L/C Issuer. If the Parent Borrower fails to so reimburse the applicable L/C Issuer for the full amount of the unreimbursed drawing (the “Unreimbursed Amount”) in accordance with the preceding sentence on the applicable L/C Reimbursement Date, the Administrative Agent shall promptly notify each Lender that a payment was made on the Letter of Credit, the Honor Date, the L/C Reimbursement Date (if different from the Honor Date), the Unreimbursed Amount thereof, and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Parent Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the L/C Reimbursement Date or, if the L/C Reimbursement Date is the Honor Date, the Business Day following the L/C Reimbursement Date, in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice) and upon the funding of such Revolving Credit Borrowing by the Lenders and remittance thereof to the applicable L/C Issuer together with any interest payable on the Unreimbursed Amount in accordance with the proviso to the second sentence of this Section 2.03(c)(i) (which interest shall be included in the amount of such Revolving Credit Borrowing unless the inclusion of such interest would result in such Revolving Credit Borrowing failing to comply with the proviso to the first sentence of Section 2.01(a)), the failure to pay such Unreimbursed Amount shall be cured. Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)             Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Credit Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)            With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Parent Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)            Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)             Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Parent Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Parent Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)            If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing to such L/C Issuer under this clause (vi) shall be conclusive absent manifest error.

(d)            Repayment of Participations.

(i)              At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Parent Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)             If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Obligations Absolute. The obligation of the Parent Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit issued by such L/C Issuer and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)              any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document, or any term or provisions herein or therein;

(ii)             the existence of any claim, counterclaim, setoff, defense or other right that the Parent Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)            waiver by such L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Parent Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Parent Borrower;

(v)             honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)            any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)           any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might, but for the provisions of this Section 2.03, constitute a defense available to, or a discharge of, any Loan Party or any Subsidiary.

The Parent Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Parent Borrower’s instructions or other irregularity, the Parent Borrower will immediately notify the applicable L/C Issuer. The Parent Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)             Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to a Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. An L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)            Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Parent Borrower when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to any Borrower for, and no L/C Issuer’s rights and remedies against any Borrower shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)            Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 2.17, with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for the Revolving Credit Facility times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the tenth day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date for the Revolving Credit Facility and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate for the Revolving Credit Facility during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate for the Revolving Credit Facility separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)             Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to the percentage separately agreed upon between the Parent Borrower and such L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date for the Revolving Credit Facility and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)             Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Parent Borrower receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of Cash Collateral pursuant to this clause (j), the Borrowers shall promptly (and in any event within one (1) Business Day of such notice) deposit into a non-interest bearing deposit account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 105% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall be immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (f) of Section 8.01. Such deposit shall be held by the Administrative Agent in cash as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. In addition, and without limiting the foregoing or Section 2.03(a)(ii) or Section 2.03(b)(v), if any L/C Obligations remain outstanding after the expiration date specified in Section 2.03(a)(ii), the Borrowers shall immediately deposit into the Collateral Account an amount in cash equal to 105% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived.

(k)            Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)             Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, each Borrower shall be obligated to reimburse, indemnify (as and to the extent contemplated by this Agreement) and compensate (as and to the extent contemplated by this Agreement) the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of such Borrower. Each Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the each Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m)            L/C Issuer Reports to Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section, provide the Administrative Agent with written reports from time to time, as follows:

(i)              reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, a written report that includes the date of such issuance, amendment, renewal, increase or extension and the stated amount and currency of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii)             on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, a written report that includes the date and amount of such payment;

(iii)            on any Business Day on which the Borrowers fail to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, a written report that includes the date of such failure and the amount of such payment;

(iv)            on any other Business Day, a written report that includes such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(v)            (x) on the last Business Day of each calendar month and (y) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any Letter of Credit issued by such L/C Issuer, a written report that includes the information for every outstanding Letter of Credit issued by such L/C Issuer.

2.04         [Intentionally Omitted].

2.05         Prepayments.

(a)            Optional Prepayments. The Borrowers may, upon delivery by the Parent Borrower Notice of a Notice of Loan Prepayment to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty subject to Section 3.05; provided that (A) such Notice of Loan Prepayment must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Term SOFR Loans and (2) on the date of prepayment of Base Rate Committed Loans or Daily SOFR Loans; (B) any prepayment of Term SOFR Loans shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Committed Loans or Daily SOFR Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding. Each such Notice of Loan Prepayment shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such Notice of Loan Prepayment, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such Notice of Loan Prepayment is given by the Parent Borrower, the Borrowers shall make such prepayment and the payment amount specified in such Notice of Loan Prepayment shall be due and payable on the date specified therein; provided that the Notice of Loan Prepayment may be conditional upon the occurrence or closing of another transaction or financing. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facilities.

(b)            Mandatory Prepayments.

(i)              If for any reason the Total Revolving Credit Outstandings exceed the Revolving Credit Facility then in effect, the Borrowers shall immediately (x) prepay Loans (including L/C Borrowings) and/or (y) Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount necessary to cause Total Revolving Credit Outstandings to equal or be less than the Revolving Credit Facility then in effect; provided, however, that no Borrower shall be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Revolving Credit Loans the Total Revolving Credit Outstandings exceed the Revolving Credit Facility then in effect.

(ii)             Prepayments made pursuant to this Section 2.05(b)(i), first, shall be applied ratably to the L/C Borrowings, second, shall be applied ratably to the outstanding Revolving Credit Loans, and third, shall be deposited into the Collateral Account and used to Cash Collateralize the remaining L/C Obligations. Upon a drawing under any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from any Borrower or any other Loan Party) to reimburse the L/C Issuers or the Revolving Credit Lenders, as applicable.

2.06         Termination or Reduction of Commitments.

(a)            Optional. The Parent Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility or the Letter of Credit Subfacility, or from time to time permanently reduce the Revolving Credit Facility or the Letter of Credit Subfacility; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Parent Borrower shall not terminate or reduce (x) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility or (y) the Letter of Credit Subfacility if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Subfacility. The Administrative Agent will promptly notify the Revolving Credit Lenders of any such notice of termination or reduction of the Revolving Credit Facility or Letter of Credit Subfacility. Any reduction of the Revolving Credit Facility shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Revolving Credit Percentage, and upon any resulting reduction of the Letter of Credit Subfacility, the Letter of Credit Sublimit of each L/C Issuer shall be reduced on a pro rata basis. All fees accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination. Following any such termination or reduction, the Administrative Agent may in its discretion replace the existing Schedule 2.01 with an amended and restated schedule that reflects all such terminations and reductions.

(b)            Mandatory. The aggregate Term A-1 Commitments, Term A-2 Commitments and Term A-3 Commitments shall be automatically and permanently reduced to zero on the date of the Term A-1 Borrowing, the Term A-2 Borrowing and the Term A-3 Borrowing, as applicable, after giving effect thereto.

2.07         Repayment of Loans.

(a)            The Borrowers shall repay to the Revolving Credit Lenders on the Maturity Date of the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(b)            The Borrowers shall repay to the Term A-1 Lenders on the Maturity Date of the Term A-1 Facility the aggregate principal amount of all Term A-1 Loans outstanding on such date.

(c)            The Borrowers shall repay to the Term A-2 Lenders on the Maturity Date of the Term A-2 Facility the aggregate principal amount of all Term A-2 Loans outstanding on such date.

(d)            The Borrowers shall repay to the Term A-3 Lenders on the Maturity Date of the Term A-3 Facility the aggregate principal amount of all Term A-3 Loans outstanding on such date.

2.08         Interest.

(a)            Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR for such Interest Period plus the Applicable Rate for such Facility; (ii) each Daily SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to Daily Simple SOFR plus the Applicable Rate for such Facility; and (iii) each Base Rate Committed Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.

(b)            (i)             While any Event of Default exists under Section 8.01(a)(i) or Section 8.01(f), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law.

(ii)             Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clause (b)(i) above), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law.

(iii)            Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09         Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03 and in Sections 2.14(b)(iii), 2.15(b)(iv) and 2.18(b)(iii):

(a)            Revolving Credit Facility Fee. The Borrowers shall pay to the Administrative Agent, for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a facility fee (the “Facility Fee”) equal to the “Facility Fee” component of the Applicable Rate times the actual daily amount of the Revolving Credit Facility (or, if the Revolving Credit Commitments have terminated, the Total Revolving Credit Outstandings). For the avoidance of doubt, the Facility Fee shall accrue at all times during the Availability Period in respect of the Revolving Credit Facility (and thereafter so long as any Revolving Credit Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Restatement Effective Date, on the last day of the Availability Period and, if applicable, thereafter on demand. The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the “Facility Fee” component of the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the “Facility Fee” component of the Applicable Rate separately for each period during such quarter that such “Facility Fee” component of the Applicable Rate was in effect.

(b)            [intentionally omitted].

(c)            Other Fees. The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10         Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)            All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)            If, as a result of any restatement of or other adjustment to the financial statements of the REIT or for any other reason, the Parent Borrower, the Administrative Agent or the Required Lenders determine that (i) the ratio of Total Indebtedness to Total Asset Value as calculated by any Loan Party as of any applicable date was inaccurate and (ii) a proper calculation of the ratio of Total Indebtedness to Total Asset Value would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII. The obligations of the Borrowers under this paragraph shall survive the termination of the Facilities and the repayment of all other Obligations hereunder.

2.11         Evidence of Debt.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, a Term A-1 Note, a Term A-2 Note and/or a Term A-3 Note, as applicable, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)            In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12         Payments Generally; Administrative Agent’s Clawback.

(a)            General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)            (i)  Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Term SOFR Loans (or, in the case of any Committed Borrowing of Base Rate Loans or Daily SOFR Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans or Daily SOFR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans under the applicable Facility. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)             Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrowers have not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(iii)            Notice. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13         Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them in respect of the Facilities, provided that:

(i)              if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)             the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Parent Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14         Extension of Maturity Date in respect of Revolving Credit Facility.

(a)            Request for Extension. The Parent Borrower may, by written notice to the Administrative Agent (such notice, a “Revolving Credit Extension Notice”) not earlier than 90 days and not later than 30 days prior to the Maturity Date then in effect hereunder for the Revolving Credit Facility (the “Existing Revolving Credit Maturity Date”), request that the Revolving Credit Lenders extend the Maturity Date for the Revolving Credit Facility for an additional six (6) month period from such Existing Revolving Credit Maturity Date (the “First Revolving Credit Maturity Date Extension”), and (if so extended) for an additional six (6) month period to the fifth anniversary of the Restatement Effective Date (the “Second Revolving Credit Maturity Date Extension” and together with the First Revolving Credit Maturity Date Extension, each a “Revolving Credit Maturity Date Extension”). The Administrative Agent shall distribute any such Revolving Credit Extension Notice to the Revolving Credit Lenders promptly following its receipt thereof.

(b)            Conditions Precedent to Effectiveness of each Revolving Credit Maturity Date Extension. As conditions precedent to the effectiveness of each Revolving Credit Maturity Date Extension on the then Existing Revolving Credit Maturity Date, each of the following requirements shall be satisfied:

(i)              The Administrative Agent shall have received a Revolving Credit Extension Notice within the period required under subsection (a) above;

(ii)             On the date of such Revolving Credit Extension Notice and both immediately before and immediately after giving effect to such Revolving Credit Maturity Date Extension, no Default or Event of Default shall have occurred and be continuing;

(iii)            The Borrowers shall have paid to the Administrative Agent, for the pro rata benefit of the Revolving Credit Lenders based on their Applicable Revolving Credit Percentages as of the applicable Existing Revolving Credit Maturity Date, an extension fee in an amount equal to 0.075% of the Revolving Credit Facility in effect on such Existing Revolving Credit Maturity Date, it being agreed that such fee shall be fully earned when paid and shall not be refundable for any reason; and

(iv)            The Administrative Agent shall have received a certificate of the Parent Borrower dated as of the applicable Existing Revolving Credit Maturity Date signed by a Responsible Officer of the Parent Borrower certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the Existing Revolving Credit Maturity Date (without duplication of materiality qualifiers set forth in such representations and warranties), except (i) with respect to the representations and warranties set forth in Sections 5.15(b) and 5.19, in which case they are true and correct in all respects, (ii) to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects (or, in the case of Sections 5.15(b) and 5.19 in all respects) on and as of such earlier date, without duplication of materiality qualifiers set forth in such representations and warranties) and (iii) that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists.

2.15         Increase in Facilities.

(a)            Request for Increase. The Parent Borrower may by written notice to the Administrative Agent request, from time to time, to increase the aggregate principal amount of the Facilities to an amount not exceeding $2,000,000,000 through one or more increases in the existing Revolving Credit Facility (each, an “Incremental Revolving Commitment”) and/or increases in the principal amount of the Term A-1 Facility and/or the Term A-2 Facility and/or the Term A-3 Facility (each, an “Incremental Term Commitment”) and/or the addition of one or more new pari passu tranches of term loans (each an “Incremental Term Loan Facility”; each Incremental Term Loan Facility, Incremental Revolving Commitment and Incremental Term Commitment are collectively referred to as “Incremental Commitments”); provided that any such request for an increase shall be in a minimum amount of $50,000,000 (provided that such amount may be less than $50,000,000 if such amount represents all remaining availability under the aggregate limit in respect of the Facilities set forth above). Each notice from the Parent Borrower pursuant to this Section 2.15 shall specify (i) the date on which the Parent Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (the “Notice Period”) and (ii) the identity of each Lender and each other Eligible Assignee to whom the Parent Borrower proposes any portion of such Incremental Commitments be allocated and the amount of such Incremental Commitments being requested from each such Lender and Eligible Assignee; provided that any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment and any Lender not responding within the Notice Period shall be deemed to have declined to provide such Incremental Commitment. The Administrative Agent and the Parent Borrower shall thereafter determine the effective date (each an “Increase Effective Date”) and the final allocation of such Incremental Commitments among the Lenders and Eligible Assignees.

(b)            Conditions. An Incremental Commitment shall become effective as of the Increase Effective Date; provided that:

(i)              after giving pro forma effect to such Incremental Commitment and the use of proceeds, no Default shall exist;

(ii)             the Parent Borrower shall have delivered to the Administrative Agent a certificate dated as of the Increase Effective Date signed by a Responsible Officer of the Parent Borrower (x) attaching the resolutions adopted by or on behalf of each Borrower and each Guarantor (if any) approving or consenting to an increase in the aggregate principal amount of the Facilities to an amount at least equal to the aggregate principal amount of the Facilities that will be in effect after giving effect to such Incremental Commitment and certifying that, as of such Increase Effective Date, such resolutions are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption, and (y) certifying that, before and after giving effect to such Incremental Commitments and the Credit Extensions, if any to be made on such Increase Effective Date (A) the representations and warranties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects on and as of the Increase Effective Date (without duplication of materiality qualifiers set forth in such representations and warranties), except (1) with respect to the representations and warranties set forth in Sections 5.15(b) and 5.19, in which case they are true and correct in all respects, (2) to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects (or, in the case of Sections 5.15(b) and 5.19 in all respects) on and as of such earlier date, without duplication of materiality qualifiers set forth in such representations and warranties) and (3) that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists;

(iii)            if requested by a new Lender participating in such Incremental Commitment, notes executed by the Borrowers payable to such new Lender;

(iv)            the Administrative Agent shall have received documentation from each Person providing such Incremental Commitment evidencing its share of the Incremental Commitments and its obligations under this Agreement in form and substance reasonably acceptable to the Administrative Agent, including, in the case of a new Lender, a New Lender Joinder Agreement, subject in each case to any requisite consents required under Section 11.06;

(v)             the Borrowers shall pay any applicable fees and expenses as are due and payable in connection with such Incremental Commitment;

(vi)            the Borrowers shall make any breakage payments in connection with any adjustment of Revolving Credit Loans pursuant to Section 2.15(d);

(vii)           if requested by the Administrative Agent or any Lender or other Eligible Assignee participating in such Incremental Commitment, the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, a customary opinion of counsel to the Loan Parties (which counsel shall be reasonably acceptable to the Administrative Agent), addressed to the Administrative Agent, the Lenders and the L/C Issuers;

(viii)          to the extent reasonably requested by the Administrative Agent or any Lender participating in such Incremental Commitment at least ten (10) days prior to such Increase Effective Date, receipt by the Administrative Agent or such Lender, as applicable, of all necessary information in connection with the USA PATRIOT Act, “know your customer” requirements, anti-money laundering requirements and, if applicable, the Beneficial Ownership Regulation (including a Beneficial Ownership Certification) and other customary requirements not later than five (5) days prior to such Increase Effective Date;

(ix)            any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act; and

(x)             the Borrowers shall have delivered or caused to be delivered such other assurances, certificates, documents, consents or opinions as the Administrative Agent, any of the Lenders or other Eligible Assignees providing such Incremental Commitment or, in the case of an Incremental Revolving Commitment, any L/C Issuer, reasonably may require.

(c)            Terms of Incremental Commitments.

(i)              Except in the case of a newly established Incremental Term Loan Facility, each such Incremental Commitment (including any existing Incremental Term Loan Facility) shall be on the same terms as the Facility being increased and all incremental commitments and loans provided as part of a newly established Incremental Term Loan Facility, subject to subsection (b) above, shall be on terms agreed to by the Parent Borrower and the Lenders providing such Incremental Term Loan Facility; and

(ii)             Each Incremental Term Loan Facility and the related Incremental Term Loans, subject to clause (ii) of the last proviso to Section 11.01, if applicable, will be on such terms (including as to amortization and maturity) as are agreed to by the Parent Borrower and each Incremental Term Loan Lender with respect to such Incremental Term Loan Facility; provided that, if the terms of such Incremental Term Loan Facility and the related Incremental Term Loans (other than final maturity) are not the same as the terms of a then existing Incremental Term Loan Facility, the operational, technical and administrative provisions of such Incremental Term Loan Facility shall be reasonably acceptable to the Administrative Agent; provided, further that such Incremental Term Loans will not in any event have a maturity date earlier than the latest Maturity Date (including any extension option) of any then existing Facility.

(d)            Adjustment of Revolving Credit Loans. In the event that an Incremental Revolving Commitment results in any change to the Applicable Revolving Credit Percentage of any Lender, then on the Increase Effective Date, (i) subject to the satisfaction of the foregoing terms and conditions and the conditions set forth in Section 4.02, each Revolving Credit Lender and other Eligible Assignee that is providing such Incremental Revolving Commitment shall make a Revolving Credit Loan, the proceeds of which will be used to prepay the Revolving Credit Loans of the existing Revolving Credit Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Credit Loans outstanding are held by the Revolving Credit Lenders pro rata based on their Revolving Credit Commitments after giving effect to such Incremental Revolving Commitment and (ii) the participation interests of the Lenders in any outstanding Letters of Credit shall be automatically reallocated among the Revolving Credit Lenders in accordance with their respective Applicable Revolving Credit Percentages after giving effect to such Incremental Revolving Commitment. If there is a new borrowing of Revolving Credit Loans on such Increase Effective Date, the Revolving Credit Lenders after giving effect to such Increase Effective Date shall make such Revolving Credit Loans in accordance with Section 2.01(a).

(e)            Making of New Term Loans. On any Increase Effective Date on which an Incremental Term Commitment is effective, subject to the satisfaction of the foregoing terms and conditions and the conditions set forth in Section 4.02, each Lender and Eligible Assignee that has agreed to provide such Incremental Term Commitment shall make a Term A-1 Loan, a Term A-2 Loan or a Term A-3 Loan, as applicable, to the Borrowers in an amount equal to its pro rata share of such Incremental Term Commitment.

(f)             Incremental Term Loans. On any Increase Effective Date on which an Incremental Term Loan Facility is effective, subject to the satisfaction of the foregoing terms and conditions and the conditions set forth in Section 4.02, each Lender and Eligible Assignee that has agreed to provide such Incremental Term Loan Facility shall make an Incremental Term Loan to the Borrowers in an amount equal to its pro rata share of such Incremental Term Loan Facility in accordance with the conditions and procedures set forth in Section 2.02 and any applicable Commitment Increase Amendment.

(g)            Amendments. If any amendment to this Agreement or any other Loan Document is required to give effect to any Incremental Commitments or Loan made pursuant thereto in accordance with this Section 2.15, then such amendment shall be effective if executed by each Borrower, each Lender and Eligible Assignee providing such Incremental Commitments and the Administrative Agent (each such amendment is a “Commitment Increase Amendment”). Notwithstanding anything to the contrary in Section 11.01, the Commitment Increase Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.15.

(h)            Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.15 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents.

(i)             Conflicting Provisions. This Section 2.15 shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.16         Cash Collateral.

(a)            Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent), the Parent Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)            Grant of Security Interest. The Parent Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Parent Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to paragraph (a) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Parent Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)            Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer(s) that there exists excess Cash Collateral; provided, however, (x) Cash Collateral furnished by or on behalf of the Parent Borrower shall not be released during the continuance of a Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the applicable L/C Issuer(s) may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17         Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)              Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Required Revolving Lenders”, “Required Term A-1 Lenders”, “Required Term A-2 Lenders” and Section 11.01.

(ii)             Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to an L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Parent Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Parent Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees.

(A)          No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) and Section 2.09(b) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any portion of such fee that otherwise would have been paid to that Defaulting Lender).

(B)           Each Defaulting Lender that is a Revolving Credit Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the terms of this Agreement.

(C)           With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each applicable L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)            Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders that are Revolving Credit Lenders in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)             Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Parent Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b)            Defaulting Lender Cure. If the Parent Borrower, the Administrative Agent, and, with respect to any Defaulting Lender that is a Revolving Credit Lender, the L/C Issuers, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Parent Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)            New Letters of Credit. So long as any Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.

2.18         Joint and Several Nature of Borrowers’ Obligations.

(a)            Obligations. Except as specifically provided herein, the Obligations of the Parent Borrower and each of the other Borrowers shall be joint and several in nature regardless of which such Person actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent, the L/C Issuer or any Lender accounts for such Credit Extensions on its books and records. Notwithstanding anything contained to the contrary herein or in any Loan Document.

(b)            Appointment. Each Borrower hereby irrevocably appoints the Parent Borrower to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (i) the Parent Borrower may execute such documents on behalf of such Borrower as the Parent Borrower deems appropriate in its sole discretion and such Borrower shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent, a Lender or an L/C Issuer to the Parent Borrower shall be deemed delivered to each Borrower and (iii) the Administrative Agent, any Lender and/or any L/C Issuer may accept, and be permitted to rely on, any document, instrument or agreement executed by the Parent Borrower on behalf of each of the Loan Parties.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.

(a)            Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)             Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Administrative Agent) requires the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)             If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)            If any Loan Party or the Administrative Agent shall be required by any Applicable Law other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)            Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Tax Indemnifications. (i)      Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or an L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)             Each Lender and each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)            Evidence of Payments. As soon as practicable after any payment of Taxes by the Parent Borrower to a Governmental Authority as provided in this Section 3.01, the Parent Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            Status of Lenders; Tax Documentation.

(i)              Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent, at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)             Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)           any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)           executed copies of IRS Form W-8ECI;

(III)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Parent Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BENE (or W-8BEN, as applicable); or

(IV)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Restatement Effective Date.

(iii)            Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)            Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g)            Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Facilities and the repayment, satisfaction or discharge of all other Obligations.

3.02         Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, Daily Simple SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR, Daily Simple SOFR or Term SOFR, then, upon notice thereof by such Lender to the Parent Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all SOFR Loans of such Lender or convert all SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or, in the case of Term SOFR Loans, on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Term SOFR Loans to such day and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03         Inability to Determine Rates; Replacement of Successor Rates.

(a)            Inability to Determine Rates. If in connection with any request for a SOFR Loan, a conversion to a SOFR Loan, or a continuation of a Term SOFR Loan, (i) the Administrative Agent determines that (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Daily Simple SOFR or Term SOFR for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Daily SOFR Loan or Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Daily Simple SOFR or Term SOFR with respect to a proposed Loan for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Parent Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Daily SOFR Loans and/or Term SOFR Loans, as applicable, or to convert Base Rate Loans to SOFR Loans, shall be suspended in each case to the extent of the affected SOFR Loans or Interest Period(s) or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

 Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a Committed Borrowing of, or conversion to Daily SOFR Loans, or Committed Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods or determination date(s), as applicable), or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately, in the case of a Daily SOFR Loan, or at the end of the applicable Interest Period, in the case of a Term SOFR Loan.

(b)            Replacement of Term SOFR and SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Parent Borrower or Required Lenders notify(ies) the Administrative Agent (with, in the case of the Required Lenders, a copy to the Parent Borrower) that the Parent Borrower or Required Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining SOFR and one month and three month and six month interest periods of Term SOFR (for clarification, none of Daily Simple SOFR or Term SOFR for interest periods of one month, three months and six months are ascertainable), including, without limitation, because SOFR or the Term SOFR Screen Rate, as applicable, is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)           CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, or the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator with respect to its publication of SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which SOFR, or one month and three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate, as applicable, shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide SOFR or such interest periods of Term SOFR, as applicable, after such specific date (the latest date on which SOFR or one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

notwithstanding anything to the contrary contained herein, if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Parent Borrower may amend this Agreement solely for the purpose of replacing SOFR, Daily Simple SOFR and/or Term SOFR, or any then current Successor Rate, in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such benchmarks. For the avoidance of doubt, any such proposed rate, including for the avoidance of doubt, any adjustment thereto, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Parent Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Parent Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Parent Borrower and the Lenders reasonably promptly after such amendment becomes effective.

3.04         Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)              impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by any L/C Issuer);

(ii)             subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or any L/C Issuer any other condition, cost or expense affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Parent Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Parent Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Parent Borrower shall be conclusive absent manifest error. The Parent shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05         Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Parent Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or a Daily SOFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)            any failure by the Parent Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or a Daily SOFR Loan on the date or in the amount notified by the Parent Borrower; or

(c)            any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Parent Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Parent Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06         Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrowers through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrowers to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Parent Borrower such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Parent Borrower may replace such Lender in accordance with Section 11.13.

3.07        [Intentionally Omitted]

3.08         Survival. All of the Borrowers’ obligations under this Article III shall survive the termination of the Facilities, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV. CONDITIONS PRECEDENT TO Credit Extensions

4.01         Conditions of Effectiveness. The effectiveness of this Agreement and the obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)            The Administrative Agent’s receipt of the following, each of which shall be originals, or e-mail (in a .pdf format) or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Restatement Effective Date (or, in the case of certificates of governmental officials and the Borrower Detail Form, a recent date before the Restatement Effective Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)              executed counterparts of this Agreement;

(ii)             a Revolving Credit Note executed by the Borrowers in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Term A-1 Note executed by the Borrowers in favor of each Term A-1 Lender requesting a Term A-1 Note, a Term A-2 Note executed by the Borrowers in favor of each Term A-2 Lender requesting a Term A-2 Note, and a Term A-3 Note executed by the Borrowers in favor of each Term A-3 Lender requesting a Term A-3 Note;

(iii)            Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)            such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in (A) its jurisdiction of organization and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)             favorable opinions addressed and reasonably satisfactory to the Administrative Agent, the L/C Issuers and the Lenders, from counsel reasonably acceptable to the Administrative Agent, as to the matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vi)            a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)            a certificate signed by a Responsible Officer of the Parent Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since December 31, 2025 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) that no action, suit, investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Authority that (1) relates to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (2) could reasonably be expected to have a Material Adverse Effect and (D) a calculation of the ratio of Total Indebtedness to Total Asset Value as of the last day of the fiscal year of the REIT ended December 31, 2025;

(viii)           a Solvency Certificate from the REIT certifying that, after giving effect to the transactions to occur on the Restatement Effective Date (including, without limitation, all Credit Extensions to occur on the Restatement Effective Date), each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent;

(ix)            a duly completed compliance certificate, giving pro forma effect to the transactions to occur on the Restatement Effective Date (including, without limitation, all Credit Extensions to occur on the Restatement Effective Date);

(x)            duly completed Borrower Detail Form signed by a Responsible Officer of each Borrower;

(xi)            the financial statements referenced in Section 5.05(a) and (b);

(xii)           such other assurances, certificates, documents, consents or opinions as the Administrative Agent, any L/C Issuer, the Required Lenders, the Required Term A-1 Lenders, or the Required Term A-2 Lenders or the Required Term A-3 Lenders reasonably may require.

(b)            Any fees required hereunder or under the Fee Letters to be paid on or before the Restatement Effective Date shall have been paid.

(c)            Completion of all due diligence with respect to the REIT, the Borrowers, and their respective Subsidiaries and properties in scope and determination satisfactory to the Administrative Agent, the Bookrunners, the Arrangers and the Lenders in their sole discretion.

(d)            On or prior to the Restatement Effective Date, the Administrative Agent and/or the applicable title company, as the case may be, shall have received such affidavits, agreements, instruments, certificates, reports (including, without limitation, those referenced in Section 11.25(b)) that are deemed necessary by Administrative in its sole discretion to consummate the assignment of the City Point Mortgages to the Administrative Agent on the Restatement Effective Date.

(e)            Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced (which invoice may be in summary form) prior to or on the Restatement Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(f)            At least ten Business Days prior to the Restatement Effective Date, the Administrative Agent and each Lender shall have received documentation and other information with respect to each of the Loan Parties that is required, in the Administrative Agent’s or such Lender’s judgment, by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, regulations implemented by the US Treasury’s Financial Crimes Enforcement Network under the Bank Secrecy Act and, if applicable, the Beneficial Ownership Regulation (including a Beneficial Ownership Certification).

(g)            All amounts owing (whether or not due) under the Existing Credit Agreement and related documents through and including the Restatement Effective Date to each Departing Lender shall have been (or shall concurrently be) paid in full, and all accrued and unpaid interest and fees (whether or not due), and all other amounts payable, under the Existing Credit Agreement shall have been (or shall concurrently be) paid in full.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

4.02            Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to another Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:

(a)            The representations and warranties of the Parent and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension (without duplication of materiality qualifiers set forth in such representations and warranties), except (i) with respect to the representations and warranties set forth in Sections 5.15(b) and 5.19, in which case they shall be true and correct in all respects, (ii) to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects (or, in the case of Sections 5.15(b) and 5.19 in all respects) on and as of such earlier date, without duplication of materiality qualifiers set forth in such representations and warranties), and (iii) that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b)            No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)            The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to another Type or a continuation of Term SOFR Loans) submitted by the Parent Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.      REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01            Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (except with respect to any Borrower or the REIT), clause (b)(i) or clause (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02            Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law.

5.03            Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04            Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05            Financial Statements; No Material Adverse Effect.

(a)            Each of the Audited Financial Statements and the audited consolidated balance sheet of the REIT for the fiscal year ended December 31, 2025, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the REIT, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the REIT and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the REIT and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)            The unaudited consolidated balance sheet of the REIT and its Consolidated Subsidiaries dated September 30, 2025, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the REIT and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the REIT and its Consolidated Subsidiaries not included in such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c)            Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)            The consolidated forecasted balance sheet and statements of income and cash flows of the REIT and its Consolidated Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the REIT’s best estimate of its future financial condition and performance.

5.06            Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07            No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08            Ownership of Property. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09            Environmental Compliance. The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Parent Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10            Insurance. The properties of the REIT and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the REIT, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in each of the localities where the REIT or any of its Subsidiaries operates and/or owns properties, other than Properties securing Non-Recourse Indebtedness, but solely to the extent that the failure to insure such Properties securing Non-Recourse Indebtedness could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.11            Taxes. The REIT and each of its Subsidiaries has filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or, solely in the case of a Specified Subsidiary or a Non-Recourse Subsidiary, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and any such taxes, assessments, fees and other governmental charges are solely upon such Specified Subsidiary or Non-Recourse Subsidiary or its respective properties or assets (and not upon any Loan Party or other Subsidiary thereof or any properties or assets of any Loan Party or other Subsidiary thereof); provided that in the case of real property tax liabilities, payment of such liabilities prior to the date such liabilities become delinquent shall for purposes of this representation and warranty be deemed to have been paid when same are due and payable. There is no proposed tax assessment against the REIT or any Subsidiary thereof that would, if made, have a Material Adverse Effect.

5.12            ERISA Compliance.

(a)            Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)            There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)            (i) No ERISA Event has occurred, and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither any Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)            Neither the Parent Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Restatement Effective Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(e)            No Loan Party is or will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.13            Subsidiaries; Equity Interests. As of the Restatement Effective Date, all of the outstanding Equity Interests in each Subsidiary Guarantor are owned, directly or indirectly, by the Parent Borrower as set forth on Part (a) of Schedule 5.13 free and clear of all Liens. All of the outstanding Equity Interests in each Loan Party have been validly issued and are fully paid and nonassessable. Set forth on Part (b) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Restatement Effective Date (as to each Loan Party) the jurisdiction of its incorporation or organization and the address of its principal place of business.

5.14            Margin Regulations; Investment Company Act.

(a)            Such Loan Party is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of such Loan Party only or of the Loan Parties and their Subsidiaries on a consolidated basis) will be margin stock.

(b)            None of the REIT, any Person Controlling the REIT, or any Subsidiary of the REIT is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15            Disclosure.

(a)            Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)            As of the Restatement Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.16            Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Applicable Law and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17            Taxpayer Identification Number. Each Loan Party’s true and correct U.S. taxpayer identification number is set forth on Schedule 11.02 (or, in the case of a Subsidiary that becomes a Loan Party after the Restatement Effective Date, is set forth in the information provided to the Administrative Agent with respect to such Subsidiary pursuant to Section 6.12).

5.18            Intellectual Property; Licenses, Etc. Each Loan Party, and each of its Subsidiaries, owns, or possesses the right to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Loan Parties and their Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.19            OFAC and Outbound Investment Rules.

(a)            No Loan Party, nor, to the knowledge of any Loan Party, any Related Party, (i) is currently the subject or target of any Sanctions, or (ii) is located, organized or residing in any Designated Jurisdiction or (iii) is included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority. No Loan, nor the proceeds from any Credit Extension, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, any Arranger, any Bookrunner, the Administrative Agent or any L/C Issuer) of Sanctions. The Loan Parties and their respective Subsidiaries have, within the previous five (5) years, conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(b)            Neither the REIT nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the REIT nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the REIT were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

5.20            Solvency. Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.21            REIT Status; Stock Exchange Listing.

(a)            The REIT is organized and operated in a manner that allows it to qualify for REIT Status.

(b)            At least one class of common Equity Interests of the REIT is listed on the New York Stock Exchange or the NASDAQ Stock Market.

5.22            Subsidiary Guarantors.     Each Required Subsidiary Guarantor is a Subsidiary Guarantor.

5.23            Anti-Corruption Laws; Anti-Money Laundering Laws.

(a)            The REIT and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, as amended, and other applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(b)            Neither the REIT, nor any of its Subsidiaries, nor, to the knowledge of the Parent Borrower and its Subsidiaries, any Related Party thereof (i) has violated or is in violation of any applicable anti-money laundering law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any Applicable Law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

5.24      Affected Financial Institution.    No Loan Party is an Affected Financial Institution.

5.25      Covered Entities.    No Loan Party is a Covered Entity.

ARTICLE VI.      AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11, and 6.15) cause each Subsidiary thereof to:

6.01            Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)            as soon as available, but in any event within 90 days after the end of each fiscal year of the REIT (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal year ending December 31, 2026), a consolidated balance sheet of the REIT and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)            as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the REIT (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ended March 31, 2026) consolidated balance sheet of the REIT and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the REIT’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the REIT’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the REIT as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the REIT and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)            as soon as available, but in any event at least 15 days before the end of each fiscal year of the REIT, forecasts prepared by management of the REIT, in form satisfactory to the Administrative Agent and the Required Lenders, of statements of income or operations and cash flows of the REIT and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the latest Maturity Date occurs) together with projected calculations of the financial covenants set forth in Section 7.11 as of the last day of each fiscal quarter during such fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Loan Parties shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Loan Parties to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02            Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)            [intentionally omitted];

(b)            concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the fiscal quarter ended March 31, 2026), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the REIT (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), which shall, among other things, set forth calculations demonstrating compliance with the financial covenants set forth in Section 7.11 and either include or be accompanied by a list of each Property included in such calculations annotated to identify each Unencumbered Property, Newly Acquired Property and Newly Stabilized Property and, with respect to each Unencumbered Property, the Unencumbered Asset Value and Unencumbered NOI attributable to such Unencumbered Property (all of which shall be in form, substance and detail reasonably satisfactory to the Administrative Agent);

(c)            promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or similar governing body) (or the audit committee of the board of directors or similar governing body) of any Loan Party by independent accountants in connection with the accounts or books of the REIT or any Subsidiary, or any audit of any of them;

(d)            promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders or other equity holders of the REIT, (ii) copies of each annual report, proxy or financial statement or other financial report sent to the limited partners of the Parent Borrower and (iii) copies of all annual, regular, periodic and special reports and registration statements which any Loan Party or any Subsidiary thereof files with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)            promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement that governs Indebtedness in an amount equal to or in excess of the Threshold Amount, and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)            promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g)            promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent, any L/C Issuer or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act and, if applicable, the Beneficial Ownership Regulation; and

(h)            promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary thereof, any Property of any Loan Party or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the REIT posts such documents, or provides a link thereto on the REIT’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the REIT’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the REIT shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent, the Bookrunners and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of any Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the REIT or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent, the Bookrunners, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent, the Bookrunners and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03            Notices. Promptly notify the Administrative Agent and each Lender:

(a)            of the occurrence of any Default;

(b)            of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws; or (iv) any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit;

(c)            of the occurrence of any ERISA Event;

(d)            of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Parent Borrower referred to in Section 2.10(b); and

(e)            of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating; provided, that the provisions of this clause (e) shall only apply on and after the Investment Grade Pricing Effective Date.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower setting forth details of the occurrence referred to therein and stating what action the Parent Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04            Payment of Obligations. Pay and discharge as the same shall become due and payable (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary or (ii) solely in the case of a Specified Subsidiary or a Non-Recourse Subsidiary, the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and any such tax liabilities, assessments and governmental charges or levies are solely upon such Specified Subsidiary or Non-Recourse Subsidiary or its respective properties or assets (and not upon any Loan Party or other Subsidiary thereof or any properties or assets of any Loan Party or other Subsidiary thereof); provided that in the case of real property tax liabilities, payment of such liabilities prior to the date such liabilities become delinquent shall for purposes of this covenant be deemed to have been paid when same are due and payable; (b) all lawful material claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Equity Encumbrances, Permitted Property Encumbrances or, in the case of Specified Subsidiaries or Non-Recourse Subsidiaries, any Liens); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except to the extent the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.05            Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06            Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities; provided, in the case of clauses (a), (b) and (c) above, unless the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.07            Maintenance of Insurance. Maintain and cause each of its Subsidiaries to maintain and use commercially reasonable efforts to cause lessees and other Persons operating or occupying any of its Properties to maintain with financially sound and reputable insurance companies not Affiliates of the REIT, insurance with respect to its properties and its business against general liability, property casualty and such casualties and contingencies as shall be commercially reasonable and in accordance with the customary and general practices of businesses having similar operations and real estate portfolios in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent for such businesses, including without limitation, insurance policies and programs sufficient to cover (a) the replacement value of the improvements on the subject Properties (less commercially reasonable deductible amounts) and (b) liability risks associated with ownership thereof (less commercially reasonable deductible amounts), except with respect to Properties securing Non-Recourse Indebtedness, but solely to the extent that the failure to insure such Properties securing Non-Recourse Indebtedness either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.08            Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09            Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10            Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Parent Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Parent Borrower at any time during normal business hours and without advance notice.

6.11            Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes, including for working capital, capital expenditures, acquisitions, development and redevelopment, and other corporate purposes, in each case, not in contravention of any Law or of any Loan Document.

6.12            Additional Guarantors.

(a)            Prior to the inclusion of a Property as an Unencumbered Property hereunder the Parent Borrower shall:

(i)            notify the Administrative Agent in writing of any Required Subsidiary Guarantor that is not at such time a Guarantor (each such Subsidiary being referred to hereinafter as a “Proposed Subsidiary Guarantor”);

(ii)            provide the Administrative Agent with the U.S. taxpayer identification for each Proposed Subsidiary Guarantor; and

(iii)            provide the Administrative Agent and each Lender with all documentation and other information concerning each Proposed Subsidiary Guarantor that the Administrative Agent or such Lender requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(iv)            if requested by the Administrative Agent, deliver to the Administrative Agent the items referenced in Section 4.01(a)(iii), (iv) and (vi) with respect to each Proposed Subsidiary Guarantor;

(v)            if requested by the Administrative Agent, deliver to the Administrative Agent a favorable opinion of counsel, which counsel shall be reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and each Lender, as to such matters concerning the Proposed Subsidiary Guarantor and the Loan Documents as the Administrative Agent may reasonably request; and

(vi)            cause each Proposed Subsidiary Guarantor to become a Guarantor under this Agreement by executing and delivering to the Administrative Agent a joinder agreement in substantially the form of Exhibit G or such other document as the Administrative Agent shall deem appropriate for such purpose.

(b)            Notwithstanding anything to the contrary contained in this Agreement, in the event that the results of any such “know your customer” or similar investigation conducted by the Administrative Agent or any Lender with respect to any Proposed Subsidiary Guarantor are not reasonably satisfactory to the Administrative Agent and each Lender, such Subsidiary shall not be permitted to become a Guarantor, and for the avoidance of doubt no Property owned or ground leased, directly or indirectly, by such Proposed Subsidiary Guarantor shall be included as an Unencumbered Property, in each case without the prior written consent of the Administrative Agent and the Required Lenders.

6.13            Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, unless, in each case, the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the REIT nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14            Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgement, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents and (ii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Creditor Parties the rights granted or now or hereafter intended to be granted to the Creditor Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.15            Maintenance of REIT Status; Stock Exchange Listing. The REIT will, at all times (i) continue to be organized and operated in a manner that will allow it to qualify for REIT Status and (ii) remain publicly traded with securities listed on the New York Stock Exchange or the NASDAQ Stock Market.

6.16            Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17            [Intentionally Omitted].

6.18            Minimum Occupancy of Unencumbered Properties. Cause the aggregate occupancy of all Unencumbered Properties (other than Development Properties and Excepted Unencumbered Properties) included in each calculation of Unencumbered Asset Value and Unencumbered NOI (determined on a percentage square foot occupied basis), based on tenants in occupancy and paying rent, to be at least 85%. (For the avoidance of doubt, any Unencumbered Property that is re-designated by the Parent Borrower such that it is no longer an Unencumbered Property pursuant to Section 10.12 shall not be included in any calculation of the aggregate occupancy under this Section 6.18).

6.19      Compliance with Terms of Leases.    Make all payments and otherwise perform all obligations in respect of all leases of real property to which it is party, as lessee, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.20            Anti-Corruption Laws; Sanctions; Anti-Money Laundering Laws.

(a)            Conduct their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, as amended, and other applicable anti-corruption laws and with all applicable Sanctions, and will maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

(b)            Conduct their respective businesses in a manner that will not result in a violation of any Applicable Law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering and any other applicable anti-money laundering law.

ARTICLE VII.      NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly:

7.01            Liens. Create, incur, assume or suffer to exist any Lien on (i) any Unencumbered Property other than Permitted Property Encumbrances, (ii) any Equity Interest of any Owner of any Unencumbered Property other than Permitted Equity Encumbrances or (iii) any income from or proceeds of any of the foregoing; or sign, file or authorize under the Uniform Commercial Code of any jurisdiction a financing statement that includes in its collateral description any portion of any Unencumbered Property.

7.02            Investments. Make any Investments, except:

(a)            Investments held by the REIT or its Subsidiaries in the form of cash or Cash Equivalents;

(b)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or lessees to the extent reasonably necessary in order to prevent or limit loss;

(c)            Guarantees of Indebtedness permitted under clause (a), (b), (e) or (f) of Section 7.03;

(d)            Guarantees of any Indebtedness permitted under clause (d) of Section 7.03 made by any Subsidiary of the REIT that is not a Loan Party;

(e)            Investments by the REIT or any Subsidiary thereof in a Loan Party;

(f)            Investments by any Subsidiary of the REIT that is not a Loan Party in any other Subsidiary of the REIT that is not a Loan Party;

(g)            Investments by any Specified Subsidiary or Non-Recourse Subsidiary;

(h)            Investments by the REIT or any Subsidiary in any Specified Subsidiary so long as (i) no Specified Event of Default has occurred and is continuing immediately before or immediately after giving effect to the making of such Investment and (ii) immediately after giving effect to the making of such Investment the Loan Parties shall be in compliance, on a pro forma basis, with the provisions of Section 7.11; and

(i)            other Investments so long as (i) no Event of Default has occurred and is continuing immediately before or immediately after giving effect to the making of such Investment and (ii) immediately after giving effect to the making of such Investment the Loan Parties shall be in compliance, on a pro forma basis, with the provisions of Section 7.11.

7.03            Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a)            Indebtedness arising under this Agreement (including pursuant to Section 2.15);

(b)            Indebtedness owed to a Loan Party, to the extent that such Indebtedness constitutes an Investment permitted under clause (e) or (h) of Section 7.02;

(c)            Indebtedness of any Subsidiary of the REIT that is not a Loan Party owed to any other Subsidiary of the REIT that is not a Loan Party;

(d)            cash management obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course of business;

(e)            Indebtedness of a Specified Subsidiary which is not Recourse Indebtedness, so long as (i) no Specified Event of Default has occurred and is continuing immediately before or immediately after the incurrence of such Indebtedness and (ii) immediately after giving effect to the incurrence of such Indebtedness the Loan Parties shall be in compliance, on a pro forma basis, with the provisions of Section 7.11; and

(f)            other Indebtedness, so long as (i) no Event of Default has occurred and is continuing immediately before or immediately after the incurrence of such Indebtedness and (ii) immediately after giving effect to the incurrence of such Indebtedness, the Loan Parties shall be in compliance, on a pro forma basis, with the provisions of Section 7.11.

7.04            Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)            any Subsidiary of the Parent Borrower may merge with (i) the Parent Borrower, provided that the Parent Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries of the Parent Borrower, provided that if any other Borrower or any Subsidiary Guarantor is merging with another Subsidiary, a Borrower or a Subsidiary Guarantor party to such merger shall be the continuing or surviving Person;

(b)            any Subsidiary of the Parent Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation, pursuant to a Division or otherwise) to the Parent Borrower or to another Subsidiary of the Parent Borrower; provided that if the transferor in such a transaction is a Borrower or a Subsidiary Guarantor, then the transferee must either be a Borrower or a Subsidiary Guarantor; and provided, further, that if any Borrower or Subsidiary Guarantor consummates a Division, then, to the extent applicable, the Parent Borrower must comply with the obligations set forth in Section 6.12 with respect to each Division Successor; and

(c)            Dispositions permitted by Section 7.05(d) or (e) shall be permitted under this Section 7.04.

Notwithstanding anything to the contrary contained herein, in no event shall the Parent Borrower be permitted to (i) merge, dissolve or liquidate or consolidate with or into any other Person unless after giving effect thereto the Parent Borrower is the sole surviving Person of such transaction and no Change of Control results therefrom, (ii) consummate a Division or (iii) engage in any transaction pursuant to which it is reorganized or reincorporated in any jurisdiction other than a state of the United States or the District of Columbia.

7.05            Dispositions. Make any Disposition or enter into any agreement to make any Disposition, or, in the case of any Subsidiary of the REIT, issue, sell or otherwise Dispose of any of such Subsidiary’s Equity Interests to any Person, except:

(a)            Dispositions of obsolete or worn out equipment, whether now owned or hereafter acquired, in the ordinary course of business;

(b)            Dispositions by any Subsidiary of the Parent Borrower to the Parent Borrower or to another Subsidiary of the Parent Borrower; provided that if the transferor is a Borrower or a Subsidiary Guarantor, then the transferee thereof must either be a Borrower or a Subsidiary Guarantor; and provided, further, that if any Borrower or Subsidiary Guarantor consummates a Division, then, to the extent applicable, the Parent Borrower must comply with the obligations set forth in Section 6.12 with respect to each Division Successor;

(c)            Dispositions permitted by Section 7.04(a) or (b);

(d)            Dispositions of assets (other than Equity Interests of a Subsidiary) not constituting an Unencumbered Property;

(e)            so long as no Default exists or would result therefrom, the issuance, sale or other Disposition of Equity Interests of any Subsidiary of the Parent Borrower (other than an Owner of an Unencumbered Property);

(f)            Dispositions not otherwise permitted under this Section 7.05, including the issuance, sale or other Disposition of Equity Interests of any Subsidiary of the Parent Borrower that is an Owner of an Unencumbered Property; provided that:

(i)            no Default exists or would result therefrom;

(ii)            immediately upon giving effect thereto, the Loan Parties shall be in compliance, on a pro forma basis, with the provisions of Section 7.11; and

(iii)            in the event of any Disposition of an Unencumbered Property for which an Owner is a Guarantor or a Disposition of any such Owner: (A) the representations and warranties made or deemed made by the Loan Parties in any Loan Document are true and correct in all material respects on and as of on and as of the date thereof and immediately after giving effect thereto (without duplication of materiality qualifiers set forth in such representations and warranties), except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties are true and correct in all material respects on and as of such earlier date without duplication of materiality qualifiers set forth in such representations and warranties) and except that for purposes of this Section 7.05, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 and (B) the provisions of Section 10.12(b) or (c), as applicable, shall be satisfied; and

(g)            the issuance, sale or other Disposition of limited partnership interests of the Parent Borrower (1) as consideration for the purchase by a Subsidiary of the REIT of a Property, (2) awarded as long-term incentive compensation, and (3) as otherwise set forth under the Parent Borrower’s Organization Documents, including with respect to each of subclauses (1), (2) and (3), any subsequent conversion of such interests into Equity Interests of the REIT or limited partnership interests of the Parent Borrower, but solely to the extent that, after giving effect thereto, a Change of Control has not occurred.

For the avoidance of doubt, nothing in this Section 7.05 restricts the issuance, sale or other Disposition of Equity Interests of the REIT, to the extent that such issuance, sale or other Disposition does not result in Change of Control.

7.06            Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that the following shall be permitted:

(a)            any Subsidiary of the Parent Borrower may at any time make Restricted Payments to any member of the Consolidated Group and, solely to the extent distributions to other holders of its Equity Interests are made in accordance with its Organization Documents, to such other holders of Equity Interests;

(b)            the REIT and each Subsidiary thereof may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)            (i) the REIT and each Subsidiary thereof may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its or its direct or indirect parent’s common stock or other common Equity Interests and (ii) the REIT and/or the Parent Borrower may purchase, redeem or otherwise acquire limited partnership interests of the Parent Borrower held by a limited partner thereof in exchange for Equity Interests of the REIT, so long as after giving effect to any such purchase, redemption or other acquisition, a Change of Control does not occur;

(d)            the Parent Borrower shall be permitted to declare and pay pro rata dividends on its Equity Interests or make pro rata distributions with respect thereto, in an amount for any fiscal year of the REIT equal to the greater of (i) 95% of Funds From Operations for such fiscal year and (ii) such amount that will result in the REIT receiving the necessary amount of funds required to be distributed to its equityholders in order for the REIT to (x) maintain its REIT Status and (y) avoid the payment of federal or state income or excise tax; provided, however, (1) if an Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower shall only be permitted to declare and pay pro rata dividends on its Equity Interests or make pro rata distributions with respect thereto in an amount that will result in the REIT receiving the minimum amount of funds required to be distributed to its equityholders in order for the REIT to maintain its REIT Status and (2) notwithstanding clause (1) of this proviso, no Restricted Payments shall be permitted under this clause (d) following an acceleration of the Obligations pursuant to Section 8.02 or following the occurrence of an Event of Default under Section 8.01(f) or (g)(i) or, solely in the case of the Loan Parties, (g)(ii);

(e)            the REIT shall be permitted to make Restricted Payments with any amounts received by it from the Parent Borrower pursuant to Section 7.06(d); and

(f)            the REIT and the Parent Borrower may purchase, redeem or otherwise acquire common stock of the REIT and/or limited partnership interests of the Parent Borrower, as applicable; provided, that (i) the aggregate amount of cash paid for all such redemptions made pursuant to this clause (f) during the term of this Agreement shall not exceed $100,000,000 and (ii) after giving effect to any such purchase, redemption or other acquisition, (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the Loan Parties shall be in compliance, on a pro forma basis, with the provisions of Section 7.11.

7.07            Change in Nature of Business. Engage in any material line of business other than the acquisition, ownership and leasing (as lessor) of income producing Properties and investments incidental thereto.

7.08            Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the REIT, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the REIT or a Subsidiary thereof as would be obtainable by the REIT or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) transactions between or among the Loan Parties, (ii) transactions between or among Subsidiaries that are not Loan Parties and (iii) Investments and Restricted Payments expressly permitted hereunder.

7.09            Burdensome Agreements. Enter into any Contractual Obligation that limits the ability of (a) the REIT or any Subsidiary of the Parent Borrower to Guarantee the Obligations, (b) the Parent Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on any Unencumbered Property, or the Equity Interests of any Owner of any Unencumbered Property, or any income from or proceeds of any of the foregoing, in each case other than this Agreement or Pari Passu Provisions, or (c) any Subsidiary to make Restricted Payments to the REIT, any Borrower or any Subsidiary Guarantor or to otherwise transfer property to the REIT, any Borrower or any Subsidiary Guarantor, in each case other than this (1) Agreement, (2) Pari Passu Provisions, (3) limitations on the ability of a Subsidiary that is not an Owner of an Unencumbered Property to make Restricted Payments which limitations are contained in an agreement governing Secured Indebtedness that is permitted to exist under Section 7.03 and Section 7.11, in each case solely to the extent the relevant limitations contained in any such agreement (x) is limited to property financed by or the subject of such Indebtedness (in the case of transfer limitations) or (y) applies solely to the direct owner of such property and such direct owner owns no other material assets (in the case of limitations on Restricted Payments), (4) limitations on Restricted Payments by reason of customary provisions in joint venture agreements or other similar agreements applicable in Subsidiaries that are not Wholly-Owned Subsidiaries, (5) limitations on Restricted Payments, negative pledges or limitations on transfers of property by reason of customary provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements, (6) limitations on Restricted Payments by reason of customary restrictions on cash or other deposits or net worth required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business and (7) customary limitations restricting the sale or transfer of assets which assets are the subject of “tax protection” (or similar) agreements entered into with limited partners or members of any Borrower or any other Subsidiary.

7.10            Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11            Financial Covenants.

(a)            Maximum Leverage Ratio. Permit Total Indebtedness to exceed 60% of the Total Asset Value as of the last day of each fiscal quarter of the REIT; provided that such maximum ratio may be increased at the election of the Parent Borrower to sixty-five percent (65%) for any fiscal quarter in which a Material Acquisition is completed and for up to the next three subsequent consecutive fiscal quarters; provided further that in no event may such maximum ratio be higher than sixty-five percent (65%) for more than four consecutive fiscal quarters in any period of five consecutive fiscal quarters.

(b)            Maximum Secured Leverage Ratio. Permit Total Secured Indebtedness to exceed 40% of the Total Asset Value as of the last day of each fiscal quarter of the REIT; provided that such maximum ratio may be increased at the election of the Parent Borrower to forty-five percent (45%) for any fiscal quarter in which a Material Acquisition is completed and for up to the next three subsequent consecutive fiscal quarters; provided further that in no event may such maximum ratio be higher than forty-five percent (45%) for more than four consecutive fiscal quarters in any period of five consecutive fiscal quarters.

(c)            [Intentionally Omitted].

(d)            Minimum Fixed Charge Coverage Ratio. Permit the ratio, as of the last day of each fiscal quarter of the REIT, of Adjusted EBITDA to Fixed Charges to be less than 1.50:1.00.

(e)            Minimum Unsecured Interest Coverage Ratio. Permit the ratio, as of the last day of each fiscal quarter of the REIT for the period of four consecutive quarters then ended, of Unencumbered NOI to Unsecured Interest Expense for such period to be less than 1.75:1.00.

(f)            Maximum Unencumbered Leverage Ratio. Permit Total Unsecured Indebtedness to exceed 60% of the Unencumbered Asset Value as of the last day of each fiscal quarter of the REIT; provided that such maximum ratio may be increased at the election of the Parent Borrower to sixty-five percent (65%) for any fiscal quarter in which a Material Acquisition is completed and for up to the next three subsequent consecutive fiscal quarters; provided further that in no event may such maximum ratio be higher than sixty-five percent (65%) for more than four consecutive fiscal quarters in any period of five consecutive fiscal quarters.

(g)            Maximum Secured Recourse Indebtedness Ratio. Permit Secured Recourse Indebtedness of the REIT and its Subsidiaries to exceed 10% of the Total Asset Value at any time prior to the occurrence of the Investment Grade Release.

7.12            Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) fiscal year.

7.13            Amendments of Organization Documents. At any time cause or permit any of its Organization Documents to be modified, amended, amended and restated or supplemented in any respect whatsoever, without, in each case, the express prior written consent or approval of the Administrative Agent, if such changes would materially adversely affect the rights of the Administrative Agent, the L/C Issuers or the Lenders hereunder or under any of the other Loan Documents; provided that if such prior consent or approval is not required, such Loan Party shall nonetheless notify the Administrative Agent in writing promptly after any material modification, amendment, amendment and restatement, or supplement to the charter documents of such Loan Party.

7.14          Sanctions.    Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in any violation by any Person (including any Lender, any Arranger, any Bookrunner, the Administrative Agent or any L/C Issuer) of any Sanctions.

7.15            Subsidiaries of REIT. Permit the REIT to have any Subsidiaries that are directly owned by the REIT, other than the Parent Borrower.

7.16            Anti-Corruption Laws; Anti-Money Laundering Laws.

(a)            Directly or indirectly use the proceeds of any Credit Extension for any purpose that would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

(b)            Directly or indirectly, engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated in any Applicable Law, regulation or other binding measure by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering or violate these laws or any other applicable anti-money laundering law or engage in these actions.

7.17         Swap Contracts.    Enter into any Swap Contract, unless (i) such Swap Contract was entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation, (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party other than normal setoff or netting rights, and (iii) such Swap Contract (x) was entered into by such Person that is an “eligible contract participant” (as such term is defined in the Commodity Exchange Act and determined after giving effect to any applicable keepwell, support or other agreement for the benefit of such Person in accordance with the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and applicable CFTC Regulations) and (y) is otherwise in compliance with all Applicable Law, including, without limitation, the Commodity Exchange Act and all applicable CFTC Regulations.

7.18            Outbound Investment Rules. (a) Be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Parent Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VIII.      EVENTS OF DEFAULT AND REMEDIES

8.01            Events of Default. Any of the following shall constitute an Event of Default:

(a)            Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)            Specific Covenants. Any Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11, 6.12 or 6.15 or Article VII or Article X; or

(c)            Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the first to occur of (x) the date upon which a Responsible Officer of any Loan Party obtains knowledge of such failure or (y) the date upon which the Parent Borrower has received written notice of such failure from the Administrative Agent; or

(d)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, in the case of the representations and warranties set forth in Sections 5.15(b) and 5.19, in any respect) when made or deemed made, and without duplication of materiality qualifiers set forth therein; or

(e)            Cross-Default. (i) One or more failures by any Loan Party or any Subsidiary thereof (other than any Specified Subsidiary or Non-Recourse Subsidiary) (A) to make any payment when due (after giving effect to any notice or grace periods applicable thereto), whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, shall have occurred in respect of (1) any Recourse Indebtedness or Guarantee of Recourse Indebtedness (other than Recourse Indebtedness hereunder or Guarantees thereof and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), when taken together with all other Recourse Indebtedness or Guarantees of Recourse Indebtedness with respect to which such a failure exists, of more than the Threshold Amount or (2) any Non-Recourse Indebtedness or Guarantee of Non-Recourse Indebtedness (other than Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) (with respect to any amount owed by a Subsidiary that is not a Wholly Owned Subsidiary, only the Consolidated Group Pro Rata Share of such amount attributable to the Consolidated Group’s interest in such Subsidiary shall be included in any calculation under this clause (2)), when taken together with all other Non-Recourse Indebtedness or Guarantees of Non-Recourse Indebtedness with respect to which such a failure exists, of more than the Non-Recourse Threshold Amount or (B) to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract, and after giving effect to any notice or grace periods applicable thereto) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary thereof (other than any Specified Subsidiary or Non-Recourse Subsidiary) is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; provided that this clause (e) shall not apply to (i) Secured Indebtedness that becomes due and payable as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is assumed or repaid in full when required under the documents providing for such Indebtedness, or (ii) any early payment requirement or unwinding or termination with respect to any Swap Contract (A) not arising out of a default by any Loan Party or Subsidiary thereof and (B) to the extent that such Swap Termination Value owed has been paid in full by such Loan Party when due; or

(f)            Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)            Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing in a court proceeding or other public forum its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)            Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders that have not been discharged for the payment of money (other than a final judgment or order for the payment of money entered against any Specified Subsidiary or Non-Recourse Subsidiary or their respective properties) in an aggregate amount (as to all such final judgments and orders that have not been discharged) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)            Change of Control. There occurs any Change of Control; or

(l)            REIT Status. The REIT shall, for any reason, fail to maintain its REIT Status, after taking into account any cure provisions set forth in the Code that are complied with by the REIT; or

(m)            Stock Exchange Listing. The REIT shall fail to have at least one class of its common Equity Interests listed on the New York Stock Exchange or The NASDAQ Stock Market.

8.02            Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)            declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)            require that the Parent Borrower Cash Collateralize the L/C Obligations (by depositing into the Collateral Account an amount in cash equal to the Minimum Collateral Amount with respect thereto); and

(d)            exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents and Applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Parent Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03            Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or any L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Parent Borrower pursuant to Sections 2.03 and 2.16; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.      ADMINISTRATIVE AGENT

9.01            Appointment and Authority. Each Lender and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02            Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03            Exculpatory Provisions. The Administrative Agent, Bookrunners or Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing or the provisions of Section 9.08, the Administrative Agent, Bookrunners or Arrangers, as applicable:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)            shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, any Bookrunner, any Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)            shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Parent Borrower, a Lender or an L/C Issuer; and

(e)            shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04            Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objections.

9.05            Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06            Resignation of Administrative Agent.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a Lender or an Affiliate of a Lender, or if appointed by the Required Lenders after consultation with the Parent Borrower, another bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof or if a court of competent jurisdiction has determined in a final and non-appealable judgment that such Person has acted with gross negligence or willful misconduct in performing its duties or exercising its rights and powers hereunder or under any other Loan Document, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Parent Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Parent Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer (as applicable) directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)            Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment (if any) by the Parent Borrower of a successor to Bank of America as an L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by Bank of America, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07            Non-Reliance on Administrative Agent, Arrangers, Bookrunners and Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent nor any Bookrunner or Arranger has made any representation or warranty to it, and that no act by the Administrative Agent, any Bookrunner or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent, any Bookrunner or any Arranger to any Lender or each L/C Issuer as to any matter, including whether the Administrative Agent, any Bookrunner or any Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and each L/C Issuer represents to the Administrative Agent, the Bookrunners and the Arrangers that it has, independently and without reliance upon the Administrative Agent, any Bookrunner, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Bookrunner, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08            No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09            Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10            Guaranty Matters. Without limiting the provisions of Section 9.09, each of the Lenders and each of the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person (i) ceases to be a Subsidiary or (ii) ceases to be a Required Subsidiary Guarantor, in each case under clauses (i) and (ii), as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

9.11            Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Bookrunners and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or,

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Bookrunners and the Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that none of the Administrative Agent, any Bookrunner or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.12      Recovery of Erroneous Payments.    Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

9.13            Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03, 2.09 and 10.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.14            Collateral and Related Matters. Without limiting the provisions of Section 9.13, the Lenders and the L/C Issuers irrevocably authorize the Administrative Agent to

(a)            release or assign any Lien on any New York Mortgage that is granted to or held by the Administrative Agent under any Loan Document:

(i)            as permitted under and in accordance with the provisions of Section 11.25; or

(ii)            upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification and reimbursement obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made); or

(iii)            if approved, authorized or ratified in writing by the Required Lenders; and

(b)            release any borrower under any New York Mortgage as permitted under and in accordance with the provisions of Section 11.25.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in any New York Mortgage, or to release any borrower under a New York Mortgage from its obligations under the Loan Documents in accordance with the provisions of Section 11.25.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any New York Mortgage or any other collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of any New York Mortgage or any other collateral.

ARTICLE X.      CONTINUING GUARANTY

10.01     Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, jointly and severally, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrowers to the Creditor Parties, and whether arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, amendments and restatements, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Creditor Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations absent demonstrable error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Anything contained in this Guaranty to the contrary notwithstanding, it is the intention of each Guarantor and the Creditor Parties that the obligations of each Guarantor (other than the REIT) hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state law. To that end, but only in the event and to the extent that after giving effect to Section 10.11, such Guarantor’s obligations with respect to the Obligations or any payment made pursuant to such Obligations would, but for the operation of the first sentence of this paragraph, be subject to avoidance or recovery in any such proceeding under applicable Debtor Relief Laws after giving effect to Section 10.11, the amount of such Guarantor’s obligations with respect to the Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under applicable Debtor Relief Laws, render such Guarantor’s obligations with respect to the Obligations unenforceable or avoidable or otherwise subject to recovery under applicable Debtor Relief Laws. To the extent any payment actually made pursuant to the Obligations exceeds the limitation of the first sentence of this paragraph and is otherwise subject to avoidance and recovery in any such proceeding under applicable Debtor Relief Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation, and the Obligations as limited by the first sentence of this paragraph shall in all events remain in full force and effect and be fully enforceable against such Guarantor. The first sentence of this paragraph is intended solely to preserve the rights of the Creditor Parties hereunder against such Guarantor in such proceeding to the maximum extent permitted by applicable Debtor Relief Laws and neither such Guarantor, any Borrower, any other Guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under applicable Debtor Relief Laws in such proceeding.

10.02            Rights of Lenders. Each Guarantor consents and agrees that the Creditor Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03            Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Creditor Party, but excluding satisfaction thereof by way of payment) of the liability of any Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrowers; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against any Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Creditor Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Creditor Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

10.04            Obligations Independent. The obligations of each Guarantor hereunder are those of a primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not any Borrower or any other Person or entity is joined as a party.

10.05            Subrogation. Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid in cash and performed in full, all Commitments and the Facilities have been terminated, and all Letters or Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuers that issued such Letters of Credit. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Creditor Parties and shall forthwith be paid to the Administrative Agent for the benefit of the Creditor Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06            Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in cash and performed in full, all Commitments and Facilities have been terminated, and all Letters or Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuers that issued such Letters of Credit. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any other Guarantor is made, or any of the Creditor Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Creditor Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Creditor Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.

10.07            Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of any Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to such Guarantor as subrogee of the Creditor Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Creditor Parties so request, any such obligation or indebtedness of any Borrower to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Creditor Parties and the proceeds thereof shall be paid over to the Creditor Parties on account of the Obligations, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty.

10.08            Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor or any Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by a Guarantor immediately upon demand by the Creditor Parties.

10.09            Condition of the Borrowers. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as such Guarantor requires, and that none of the Creditor Parties has any duty, and such Guarantor is not relying on the Creditor Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (each Guarantor waiving any duty on the part of the Creditor Parties to disclose such information and any defense relating to the failure to provide the same).

10.10            Limitations on Enforcement. If, in any action to enforce this Guaranty or any proceeding to allow or adjudicate a claim under this Guaranty, a court of competent jurisdiction determines that enforcement of this Guaranty against any Guarantor for the full amount of the Obligations is not lawful under, or would be subject to avoidance under, Section 548 of the Bankruptcy Code or any applicable provision of comparable state law, the liability of such Guarantor under this Guaranty shall be limited to the maximum amount lawful and not subject to avoidance under such law.

10.11            Contribution. At any time a payment in respect of the Obligations is made under this Guaranty, the right of contribution of each Guarantor (other than the REIT) against each other Guarantor (other than the REIT) shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor (other than the REIT) that results in the aggregate payments made by such Guarantor in respect of the Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors (other than the REIT) in respect of the Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor (other than the REIT) which either has not made any payments or has made payments in respect of the Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors (other than the REIT) in respect of the Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors (other than the REIT) multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment at the time of each computation; provided, that no Guarantor may take any action to enforce such right until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full in immediately available funds, all Commitments are terminated and all Letters or Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuers that issued such Letters of Credit, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 10.11 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Obligations and any other obligations owing under this Guaranty. As used in this Section 10.11, (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors (other than the REIT); (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Obligations arising under this Guaranty) on such date. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 10.11, each Guarantor which makes any payment in respect of the Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Obligations have been indefeasibly paid and performed in full in cash, all Commitments are terminated and all Letters or Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuers that issued such Letters of Credit. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.

10.12            Release of Subsidiary Guarantors and Re-designation of Unencumbered Properties.

(a)            Investment Grade Release. If at any time the REIT obtains an Investment Grade Credit Rating, the Administrative Agent shall (at the sole cost of the Parent Borrower and pursuant to documentation reasonably satisfactory to the Administrative Agent) promptly release all of the Subsidiary Guarantors (other than any Subsidiary that is a borrower or guarantor of, or is otherwise obligated in respect of, any Unsecured Indebtedness) from their obligations under the Guaranty (the “Investment Grade Release”), subject to satisfaction of the following conditions:

(i)            The Parent Borrower shall have delivered to the Administrative Agent, on or prior to the date that is ten (10) Business Days (or such shorter period of time as agreed to by the Administrative Agent) before the date on which the Investment Grade Release is to be effected, an Officer’s Certificate,

(i)            certifying that the REIT has obtained an Investment Grade Credit Rating, and

(ii)            notifying the Administrative Agent and the Lenders that it is requesting the Investment Grade Release, which notice shall include a list of the Subsidiary Guarantors that are to be released, and

(ii)            The Parent Borrower shall have submitted to the Administrative Agent and the Lenders, within one (1) Business Day prior to the date on which the Investment Grade Release is to be effected, an Officer’s Certificate certifying to the Administrative Agent and the Lenders that (x) none of the Subsidiary Guarantors that are to be released is a borrower or guarantor of, or is otherwise obligated in respect of, any Unsecured Indebtedness and (y) immediately before and immediately after giving effect to the Investment Grade Release,

(i)            no Default has occurred and is continuing or would result therefrom, and

(ii)            the representations and warranties made or deemed made by the Loan Parties in any Loan Document are true and correct in all material respects on and as of the date of such release and immediately after giving effect to such release (without duplication of materiality qualifiers set forth in such representations and warranties), except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties are true and correct in all material respects on and as of such earlier date without duplication of materiality qualifiers set forth in such representations and warranties) and except that for purposes of this Section 10.12(a), the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)            Release and re-designation prior to the Investment Grade Release. At the request of the Parent Borrower, the Administrative Agent shall release any Subsidiary Guarantor from its obligations under the Guaranty, or re-designate any Unencumbered Property such that it is no longer an Unencumbered Property, subject to satisfaction of the following conditions:

(i)            the Parent Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release or re-designation (or such shorter period of time as agreed to by the Administrative Agent in writing), a written request for such release or re-designation (a “Guarantor Release Notice”) which shall identify the Subsidiary or Property, as applicable, to which it applies and the proposed date of the release or re-designation,

(ii)            the representations and warranties made or deemed made by the Loan Parties in any Loan Document are true and correct in all material respects on and as of the date of such release or re-designation and, both before and after giving effect to such release or re-designation (without duplication of materiality qualifiers set forth in such representations and warranties), except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties are true and correct in all material respects on and as of such earlier date without duplication of materiality qualifiers set forth in such representations and warranties) and except that for purposes of this Section 10.12(b), the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01,

(iii)            immediately after giving effect to such release or re-designation the Loan Parties shall be in compliance, on a pro forma basis, with the provisions of Section 7.11,

(iv)            no Default shall have occurred and be continuing or would result under any other provision of this Agreement after giving effect to such release or re-designation, and

(v)            the Parent Borrower shall have delivered to the Administrative Agent an Officer’s Certificate certifying that the conditions in clauses (ii) through (iv) above have been satisfied.

Upon the satisfaction of the conditions in clauses (i) through (v) above, each Unencumbered Property that is owned or ground leased directly or indirectly by a Subsidiary Guarantor that is the subject of a release pursuant to this Section 10.12(b) will immediately upon such release cease to be an Unencumbered Property.

The Administrative Agent will (at the sole cost of the Parent Borrower) following receipt of such Guarantor Release Notice and Officer’s Certificate, and each of the Lenders and each of the L/C Issuers irrevocably authorizes the Administrative Agent to, execute and deliver such documents as the Parent Borrower or such Subsidiary Guarantor may reasonably request as is necessary or desirable to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty or the re-designation of such Property to no longer be an Unencumbered Property, as applicable, which documents shall be reasonably satisfactory to the Administrative Agent.

(c)            Release and re-designation following the Investment Grade Release. At the request of the Parent Borrower, the Administrative Agent shall release any Subsidiary Guarantor from its obligations under the Guaranty to the extent not already released under this Section 10.12, or re-designate any Unencumbered Property such that it is no longer an Unencumbered Property, subject to satisfaction of the following conditions:

(i)            the Parent Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release or re-designation (or such shorter period of time as agreed to by the Administrative Agent in writing), a Guarantor Release Notice, which notice shall identify the Subsidiary or Property, as applicable, to which it applies, the proposed date of the release or re-designation, as applicable, and specify, in the case of a release of a Subsidiary Guarantor from its obligations under the Guaranty, whether the Subsidiary Guarantor to which such notice relates will be a borrower or guarantor of, or otherwise have payment obligations in respect of, any Unsecured Indebtedness,

(ii)            the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the effective date of such release or re-designation and, both before and after giving effect to such release or re-designation, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (B) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (A)) after giving effect to such qualification and (C) for purposes of this Section 10.12(c), the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01,

(iii)            immediately after giving effect to such release or re-designation, the Loan Parties shall be in compliance, on a pro forma basis, with the provisions of Section 7.11,

(iv)            no Default shall have occurred and be continuing or would result under any other provision of this Agreement after giving effect to such release or re-designation, and

(v)            the Parent Borrower shall have delivered to the Administrative Agent an Officer’s Certificate certifying that the conditions in clauses (ii) through (iv) above have been satisfied.

For the avoidance of doubt, if a Subsidiary Guarantor is a borrower or guarantor of, or is otherwise obligated in respect of, any Indebtedness at the time that it is released from its obligations under the Guaranty, each Unencumbered Property that is owned or ground leased directly or indirectly by such Subsidiary Guarantor that is the subject of a release pursuant to this Section 10.12(c) will immediately upon such release cease to be an Unencumbered Property.

The Administrative Agent will (at the sole cost of the Parent Borrower) following receipt of such Guarantor Release Notice and Officer’s Certificate, and each of the Lenders and each of the L/C Issuers irrevocably authorizes the Administrative Agent to, execute and deliver such documents as the Parent Borrower or such Subsidiary Guarantor may reasonably request as is necessary or desirable to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty or the re-designation of such Property to no longer be an Unencumbered Property, as applicable, which documents shall be reasonably satisfactory to the Administrative Agent.

(d)            The Administrative Agent shall promptly notify the Lenders of any such release hereunder, and this Agreement and each other Loan Document shall be deemed amended to delete the name of any Subsidiary Guarantor released pursuant to this Section 10.12. For the avoidance of doubt, (i) any Owner (including any Owner that is released pursuant to this Section 10.12) that becomes a borrower or guarantor of, or is otherwise obligated in respect of, Unsecured Indebtedness shall be required, in accordance with Section 6.12, to become a Subsidiary Guarantor within three (3) Business Days of becoming a borrower or guarantor of, or otherwise becoming obligated in respect of, Unsecured Indebtedness and remain a Subsidiary Guarantor for so long as such Subsidiary is so obligated and (ii) in no event shall the REIT be released from its obligations under the Guaranty pursuant to this Section 10.12.

ARTICLE XI.      MISCELLANEOUS

11.01            Amendments, Etc. Subject to Section 2.02(g), Section 3.03 and clauses (ii) through (v) of the last paragraph of this Section 11.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Parent Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a)            the written consent of each Lender shall be required with respect to:

(i)            the amendment or waiver of any condition set forth in Section 4.01(a) or, in the case of the initial Credit Extension, Section 4.02;

(ii)            the adoption of any provision, amendment or waiver that subordinates or has the effect of subordinating all or any portion of the Obligations to any other Indebtedness or obligation; and

(iii)            any change to any provision of this Section 11.01 or the definition of “Required Lenders” or the adoption of any provision, amendment or waiver of any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (b) of this proviso);

(b)            the adoption of any provision, amendment or waiver that changes the definition of “Required Revolving Lenders”, “Required Term A-1 Lenders”, “Required Term A-2 Lenders” or “Required Term A-3 Lenders” shall require the written consent of each Lender under the applicable Facility;

(c)            the written consent of the Required Revolving Lenders, Required Term A-1 Lenders, Required Term A-2 Lenders or Required Term A-3 Lenders, as the case may be, shall be required with respect to the amendment or waiver of any condition set forth in Section 4.02 as to any Credit Extension to be made after the Restatement Effective Date under a particular Facility;

(d)            the adoption of any provision, amendment or waiver that changes (or has the effect of changing) Section 2.13 or Section 8.03 or any other provision governing pro rata payments, distributions, commitment reductions or sharing of payments in a manner that would have the effect of altering the ratable reduction of Lender Commitments or the pro rata sharing of payments otherwise required hereunder shall require the written consent of (i) if such Facility is the Term A-1 Facility, the Required Term A-1 Lenders, (ii) if such Facility is the Term A-2 Facility, the Required Term A-2 Lenders, (iii) if such Facility is the Term A-3 Facility, the Required Term A-3 Lenders and (iii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(e)            the adoption of any provision, amendment or waiver that releases the REIT or any Borrower from their respective obligations under this Agreement or any other Loan Document (other than in connection with the payment in full of all Obligations and any other amounts payable under this Agreement, the termination of all Commitments and Facilities, and the cancellation, expiration, termination or collateralization (to the satisfaction of the Administrative Agent and the L/C Issuers that issued such Letters of Credit) of all Letters or Credit or as provided in Section 11.25), or release all or substantially all of the value of the Guaranty, in each case without the written consent of each Lender;

(f)            the adoption of any provision, amendment or waiver that extends (except as provided in Section 2.14 or Section 2.18) or increases the Commitment of any Lender (or reinstating any Commitment terminated pursuant to Section 8.02) shall require the written consent of such Lender;

(g)            the adoption of any provision, amendment or waiver that postpones any date fixed by this Agreement or any other Loan Document for any payment (including any mandatory prepayment required pursuant to Section 2.05) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document shall require the written consent of each Lender directly affected thereby;

(h)            the adoption of any provision, amendment or waiver that reduces the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document shall require the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(i)            the adoption of any provision of any Loan Document in a manner that by its terms (i) adversely affects the rights of the Banks under one of the Facilities differently than such amendment, modification or waiver affects the rights of the Banks under another of the Facilities in respect of the right to or priority of payments or (ii) imposes any greater restriction on the ability of any Bank under one of the Facilities to assign any of its rights or obligations hereunder, in each case without the written consent of (w) if such Facility is the Term A-1 Facility, the Required Term A-1 Lenders, (x) if such Facility is the Term A-2 Facility, the Required Term A-2 Lenders, (y) if such Facility is the Term A-3 Facility, the Required Term A-3 Lenders and (z) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, (x) affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or (y) modify, change, waive or consent to any departure from, or have the effect of modifying, changing, waiving or consenting to any departure from, Section 3.03, any term defined in such section, any term defined in any other section or provision in this Agreement relating to Daily Simple SOFR, SOFR, Term SOFR or any Successor Rate, or any term or provision relating to the replacement of any such rate or Successor Rate; and (iii) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein,

(i)            no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended (except as provided in Section 2.14 or Section 2.18) without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender;

(ii)            the Administrative Agent, with the consent of the Parent Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document so long as such amendment, modification or supplement does not impose additional obligations on any Lender; provided that the Administrative Agent shall promptly give the Lenders notice of any such amendment, modification or supplement;

(iii)            a Commitment Increase Amendment to give effect to any addition of one or more Incremental Facilities shall be effective if executed by the Loan Parties, each Lender providing such Incremental Facilities, the Administrative Agent and, if required by clause (i) or (ii) of the proviso immediately following clause (i) above, the L/C Issuers;

(iv)            the Administrative Agent, the Parent Borrower and the REIT may, without the consent of any Lender or of any other Borrower or Guarantor then party hereto, amend this Agreement to add a Subsidiary as a “Guarantor” hereunder pursuant to a joinder agreement in substantially the form of Exhibit G; and

(v)            for the avoidance of doubt, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Parent Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

11.02            Notices; Effectiveness; Electronic Communication.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to any Borrower or any other Loan Party, the Administrative Agent or any L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to any Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)            Electronic Communications. (i)  Notices and other communications to the Administrative Agent, the Lenders, and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging, and Internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Administrative Agent in its sole discretion); provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent, any L/C Issuer or any Loan Party may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(ii)            Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (A) and (B), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)            Change of Address, Etc. Each Loan Party, the Administrative Agent and each L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Parent Borrower, the Administrative Agent and each L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities laws.

(e)            Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices, Notice of Loan Prepayment and Letter of Credit Applications) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Loan Party shall jointly and severally indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03            No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and all of the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04            Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. Each Loan Party shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, amendments and restatements, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            Indemnification by the Loan Parties. Each Loan Party shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature or in the form of an Electronic Record), the performance by any of the parties hereto to perform (or the failure of any of the parties hereto to perform) any of their respective obligations hereunder or under any other Loan Document, any action taken or omitted by the Administrative Agent or any Lender hereunder or under any of the other Loan Documents, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each Loan Party shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)            Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Facilities and the repayment, satisfaction or discharge of all the other Obligations.

11.05            Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06            Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the applicable Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $5,000,000, in the case of any assignment in respect of the Term A-1 Facility, the Term A-2 Facility or the Term A-3 Facility, in each case, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to prohibit any Lender from assigning all or a portion of its rights and obligations under separate Facilities on a non-pro rata basis;

(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)            the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed) shall be required for (1) assignments to a Disqualified Institution and (2) all other assignments unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term A-1 Commitment, Term A-2 Commitment, Term A-3 Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term A-1 Loan, Term A-2 Loan or Term A-3 Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)            the consent of each L/C Issuer shall be required for any assignment in respect of the Revolving Credit Facility that is not to a Lender.

(iv)            Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)            No Assignment to Certain Persons. No such assignment shall be made (A) to any Loan Party or any Loan Party’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons).

(vi)            Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons, a Defaulting Lender or any Borrower or any Affiliate or Subsidiary of any Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Parent Borrower’s request and expense, to use reasonable efforts to cooperate with the Parent Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment or grant shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

(f)            Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time a Lender that is an L/C Issuer assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, such Lender may, upon 30 days’ notice to the Parent Borrower, the Administrative Agent and the other Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, the Parent Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of such Lender as an L/C Issuer. If any Lender resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by the resigning L/C Issuer, if any, outstanding at the time of such succession or make other arrangements satisfactory to resigning L/C Issuer to effectively assume the obligations of resigning L/C Issuer with respect to such Letters of Credit.

(g)            Disqualified Institutions.

(i)            The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement or any other Loan Document relating to Disqualified Institutions. Without limiting the generality of the foregoing, neither the Administrative Agent nor any assigning Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(ii)            No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Parent Borrower has consented to such assignment as otherwise contemplated by this Section 11.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Parent Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (g)(ii) shall not be void, but the other provisions of this clause (g) shall apply.

(iii)            If any assignment or participation is made to any Disqualified Institution without the Parent Borrower’s prior consent in violation of clause (ii) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Parent Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate all Commitments of such Disqualified Institution and repay all Obligations of the Borrowers owing to such Disqualified Institution in connection with such Commitments (but only to the extent that no proceeds of Loans are used to make such repayment), and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement and the other Loan Documents to one or more Eligible Assignees at the lesser of (x) the outstanding principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents; provided that (1) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b), and (2) such assignment does not conflict with Applicable Law.

(iv)            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders or the Administrative Agent, or (z) access the Platform or any other electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Bankruptcy Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Institution does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(v)            The Administrative Agent shall, and the Borrowers hereby expressly authorize the Administrative Agent to, (A) post the DQ List (including any updates thereto from time to time) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and (B) provide the DQ List to each Lender requesting the same.

11.07            Treatment of Certain Information; Confidentiality. The Administrative Agent, each Lender and each L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or Section 11.01 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant), (g) on a confidential basis to (i) any rating agency in connection with rating the REIT or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Parent Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary thereof after the Restatement Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Administrative Agent, each Lender and each L/C Issuer each acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

Notwithstanding anything herein to the contrary, the Administrative Agent, each Lender, each L/C Issuer and each of their respective Related Parties may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Related Parties relating to such tax treatment or tax structure.

11.08            Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09            Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10            Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.11            Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12            Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuers, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13            Replacement of Lenders. If the Parent Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)            the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)            such assignment does not conflict with Applicable Law; and

(e)            in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Parent Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 11.13 to the contrary, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

11.14            Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of NEW yORK.

(b)            SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, ANY l/c Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15            Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16            No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, amendment and restatement, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Bookrunners, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Bookrunners, the Arrangers and the Lenders, on the other hand, (B) each of the Borrowers and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Bookrunner, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Bookrunner, any Arranger nor any Lender has any obligation to any Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Bookrunners, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Bookrunner, any Arranger nor any Lender has any obligation to disclose any of such interests to any Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any Bookrunner, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17            Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor any L/C Issuer is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided that, without limiting the foregoing, (a) to the extent the Administrative Agent or such L/C Issuer has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and regardless of the appearance or form of such Electronic Signature and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent nor any L/C Issuer shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or such L/C Issuer’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent and each L/C Issuer shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.18            USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

11.19            Responsible Officers. The Administrative Agent is authorized to rely upon the continuing authority of the Responsible Officers set forth in the Borrower Detail Form to bind the Borrowers with respect to loan disbursement and payment instructions. Such authorization may be changed only upon written notice to the Administrative Agent accompanied by evidence, reasonably satisfactory to the Administrative Agent, of the authority of the Person giving such notice. Such notice shall be effective not sooner than five (5) Business Days following receipt thereof by the Administrative Agent.

11.20            Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.21            No Novation; Departing Lenders .

(a)            On the Restatement Effective Date, the Commitment of each Lender under (and as defined in) the Existing Credit Agreement that is not a party to this Agreement (each such Lender, a “Departing Lender”) will be terminated, all outstanding obligations owing to each Departing Lenders will be repaid in full and each Departing Lender will cease to be a Lender under the Existing Credit Agreement and will not be a Lender under this Agreement. As of the Restatement Effective Date, the remaining “Lenders” under (and as defined in) the Existing Credit Agreement shall be Lenders under this Agreement with Commitments as set forth on Schedule 2.01 hereto and by its execution and delivery of this Agreement, each such remaining Lender hereby consents to the execution and delivery of this Agreement and to the non-pro rata reduction of Commitments occurring on the Restatement Effective Date as a result of the termination of the Commitments of the Departing Lenders, and the concurrent repayment in full of all loans and other obligations owing (whether or not due) to the Departing Lenders. On the Restatement Effective Date, effective immediately following such termination and repayment, the Existing Credit Agreement shall be amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, is not intended to be or operate as a novation or an accord and satisfaction of the Existing Credit Agreement or the obligations evidenced thereby or provided for thereunder (except with respect to the Departing Lenders, except that the provisions of the Existing Credit Agreement that by their express terms survive the termination of the Existing Credit Agreement shall continue for the Departing Lenders). Without limiting the generality of the foregoing, after giving effect to the Departing Lender Commitment terminations and repayments, (i) all “Loans” under (and as defined in) the Existing Credit Agreement shall on the Restatement Effective Date become Loans hereunder and (ii) all other “Obligations” (under and as defined in the Existing Credit Agreement) that remain outstanding on the Restatement Effective Date shall be Obligations under this Agreement.

(b)            On the Restatement Effective Date, the Existing Revolving Credit Notes and Existing Term Notes, if any, held by each Lender thereunder shall be deemed to be cancelled and, if such Lender has requested a Revolving Credit Note and/or Term Note hereunder, amended and restated by the Revolving Credit Note or Term Note, as applicable, delivered hereunder on or about the Restatement Effective Date (regardless of whether any Lender shall have delivered to the Parent Borrower for cancellation any Existing Note held by it).  Each Lender, whether or not requesting a Note hereunder, shall use its commercially reasonable efforts to deliver the Existing Revolving Credit Note and/or Existing Term Note held by it to the Parent Borrower for cancellation and/or amendment and restatement.  All amounts owing under, and evidenced by, the Existing Revolving Credit Note and Existing Term Note of any Lender as of the Restatement Effective Date shall continue to be outstanding hereunder, and shall from and after the Restatement Effective Date be evidenced by the Notes (if any) received by such Lender pursuant to this Agreement, and shall in any event be evidenced by, and governed by the terms of, this Agreement.  Each Lender hereby agrees to indemnify and hold harmless the Borrowers from and against any and all liabilities, losses, damages, actions or claims that may be imposed on, incurred by or asserted against any Borrower arising out of such Lender’s failure to deliver the Existing Revolving Credit Note and/or Existing Term Note held by it to the Parent Borrower for cancellation, subject to the condition that the Borrowers shall not make any payment to any Person claiming to be the holder of any such Existing Revolving Credit Note or Existing Term Note unless such Lender is first notified of such claim and is given the opportunity, at such Lender’s sole cost and expense, to assert any defenses to such payment.

11.22            Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 11.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.23      ENTIRE AGREEMENT.   THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.24            Modification of Specified Provisions.

(a)            If (i) any Borrower or any other Loan Party enters into any agreement, instrument or other document evidencing Unsecured Indebtedness of any Loan Party in an aggregate principal amount of $25,000,000 or more (each, a “New Material Debt Agreement”) that includes any provision that corresponds to any of the Specified Provisions and such provision is less favorable to the Loan Parties than such corresponding Specified Provision as in effect at such time or (ii) any documentation evidencing any existing Unsecured Indebtedness of any Loan Party in an aggregate principal amount of $25,000,000 or more (each an “Existing Material Debt Agreement”) is amended, supplemented or otherwise modified in any manner, directly or indirectly, to include any provision that corresponds to any of the Specified Provisions and such provision is less favorable to the Loan Parties than such corresponding Specified Provision as in effect at such time, then, in each case under clauses (i) and (ii), such corresponding Specified Provision shall automatically and without further action by any Person be deemed to have been amended or otherwise modified as necessary to cause such Specified Provision to be no less favorable to the Lenders than the corresponding provision of such New Material Debt Agreement or Existing Material Debt Agreement, as the case may be.

(b)            The Parent Borrower shall provide written notice to the Administrative Agent promptly following the occurrence of any event described in clause (i) or (ii) of clause (a) above, and promptly upon request by the Administrative Agent, the Parent Borrower shall, and shall cause each other Loan Party to, execute all such amendments, supplements, modifications, assurances and other instruments, and take any and all such further acts, as the Administrative Agent may reasonably require in order to document the incorporation, amendment, supplement or other modification of such Specified Provision and otherwise carry out the intent and purposes of this Section 11.24.

(c)            For the avoidance of doubt, in no event shall any amendment or modification of any Specified Provision pursuant to this Section 11.24 result in such Specified Provision being less favorable to the Lenders in the opinion of the Administrative Agent.

11.25            New York Mortgages.

(a)            Generally. The parties hereto acknowledge and agree that as an accommodation to the Parent Borrower, the Administrative Agent, the L/C Issuers and the Lenders (i) accept the benefits of the City Point Mortgage and (ii) from time to time following the Restatement Effective Date, on not less than 35 days’ written notice from the Parent Borrower to the Administrative Agent, in their sole discretion, may accept the benefits of additional mortgages encumbering one or more Properties located in the State of New York, in each case assigned pursuant to the terms of this Section 11.25, to the Administrative Agent for its benefit and the benefit of the L/C Issuers and the Lenders (any such mortgage, whether pursuant to clause (i) or (ii) above, a “New York Mortgage”). Any such notice from the Parent Borrower shall include the street address(es) and legal description of the Properties encumbered by the New York Mortgage requested to be accepted, together with a “Standard Flood Hazard Determination Form” for such Properties, and the Administrative Agent shall promptly make such notice available to the L/C Issuers and the Lenders. Any agreement to accept the benefit of a New York Mortgage will be subject to, among other things, the Administrative Agent’s determination made in its sole discretion that the Property subject to such mortgage is not in an area determined by the Federal Emergency Management Agency to have special flood hazards.

(b)            Assignment of New York Mortgages to Administrative Agent. In connection with the acceptance of the benefits of a New York Mortgage by the Administrative Agent, the L/C Issuers and the Lenders, the Parent Borrower shall cause to be delivered to the Administrative Agent each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i)            the originals of each outstanding promissory note (or if not available, copies accompanied by a customary “lost note affidavit” duly executed by the holder of such lost outstanding promissory note) evidencing the Indebtedness secured by such New York Mortgage, duly endorsed (by allonge or otherwise) to the order of the Administrative Agent (each, an “Existing New York Note” and collectively, “Existing New York Notes”);

(ii)            an amended and restated promissory note (each a “Restated New York Note”) which amends, restates and, if applicable, consolidates the applicable Existing New York Notes, which (x) shall be payable to the order of the Administrative Agent for the benefit of itself, the L/C Issuers and the Lenders, (y) shall be in an initial aggregate principal amount equal to the outstanding principal amount of the Indebtedness secured by such New York Mortgage as of the date of such assignment (immediately prior to such assignment becoming effective) and (z) shall incorporate by reference all of the applicable terms and conditions of this Agreement and the other Loan Documents; upon delivery of a Restated New York Note in connection with such assignment, the terms of the applicable Existing New York Note(s) shall be superseded to the extent set forth in such Restated New York Note;

(iii)            a copy of such New York Mortgage, including all amendments thereto, showing all recording information thereon certified to the knowledge of an authorized officer of the Parent Borrower as being true, correct and complete;

(iv)            an assignment of such New York Mortgage, in recordable form, executed by each holder of the Indebtedness secured by such New York Mortgage (or an authorized agent acting on behalf of each such holder);

(v)            a modification to such New York Mortgage executed by the applicable Loan Parties, such modification, among other things, to modify such New York Mortgage (x) to provide that it secures the applicable Restated New York Note, (y) to provide that the maximum principal sum of Obligations secured by such New York Mortgage at execution or in the future shall not exceed the initial principal amount of the applicable Restated New York Note and (z) to include language reasonably satisfactory to the Administrative Agent to the effect that, subject to Section 11.25(c) below, payments in respect of the Obligations shall not be deemed to reduce the amount of the Obligations secured by such New York Mortgage until such time as the outstanding principal amount of the Obligations shall have been reduced to the initial principal amount of the applicable Restated New York Note;

(vi)            an affidavit under Section 255 of the New York Tax Law which provides that to the knowledge of an authorized officer of the mortgagor(s) under the applicable New York Mortgage, no mortgage recording tax is due with respect to the recordation of the modification of such New York Mortgage;

(vii)            terminations of, or assignments and modifications to, any assignment of leases and rents (together with an affidavit under Section 255 of the New York Tax Law which provides that to the knowledge of an authorized officer of the mortgagor(s) under the applicable New York Mortgage, no mortgage recording tax is due with respect to the recordation of the modification of such assignment of leases and rents), financing statements and any other document, instrument or agreement securing the Indebtedness secured by such New York Mortgage, as the Administrative Agent may reasonably request;

(viii)            with respect to any New York Mortgage other than the City Point Mortgage, a copy of any Phase I or II Environmental Site Assessment report on the Property subject to such New York Mortgage available to any Loan Party, and if reasonably requested by the Administrative Agent, reliance letters from the environmental engineering firms performing such assessments addressed to the Administrative Agent, the L/C Issuers and the Lenders; provided, however, if such a reliance letter is not provided, the Administrative Agent, the L/C Issuers and the Lenders shall have no obligation to accept an assignment of such New York Mortgage;

(ix)            an environmental indemnity agreement executed by each Borrower (including each mortgagor that is required to become a Borrower hereunder upon acceptance of such New York Mortgage) and any other Loan Party that owns or leases the Property encumbered by such New York Mortgage in favor of the Administrative Agent for its benefit and the benefit of the L/C Issuers and the Lenders and in a form reasonably acceptable to the Administrative Agent;

(x)            each mortgagor under such New York Mortgage shall execute and deliver to the Administrative Agent (i) unless such mortgagor is an existing Borrower, such assumption agreements, joinder agreements and other documents and agreements as the Administrative reasonably requires to cause such mortgagor to become a Borrower hereunder, each of which shall be in form, content and scope reasonably satisfactory to the Administrative Agent and (ii) such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in each case in form, content and scope reasonably satisfactory to the Administrative Agent. In addition, upon the request of the Administrative Agent, such mortgagor shall have provided to the Administrative Agent and the Lenders such documents and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and any such mortgagor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, if requested by the Administrative Agent, a Beneficial Ownership Certification in relation to such mortgagor, and such documents and other information shall be in form, content and scope reasonably satisfactory to the Administrative Agent and the Lenders.

(c)            Release or Assignment of New York Mortgages. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, (i) following the Administrative Agent’s receipt of a written request (which may be provided by email) from the Parent Borrower and at the sole cost and expense of the Borrowers, the Administrative Agent shall release any or all of the New York Mortgages or, at the election of the Parent Borrower, assign any or all of the New York Mortgages (any such assignment to be without recourse or warranty whatsoever), in each case as applicable, to any Person requested by the Parent Borrower (and shall, at the Parent Borrower’s sole cost and expense, execute and deliver such instruments and/or undertake such further acts as may be reasonably requested by the Parent Borrower to effectuate such assignment and preservation of mortgage recording tax, but without the obligation of the Administrative Agent to incur any liability or additional obligations thereby) so long as immediately upon such release (x) no acceleration of the Obligations pursuant to Section 8.02 has occurred, and (y) no Default or Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) or resulting from the failure of any Loan Party to perform or observe any term, covenant or other agreement contained in Section 7.11 shall have occurred and is continuing and (ii) the Administrative Agent may in its discretion, and shall at the direction of the Required Lenders, release any or all of the New York Mortgages so long as the Administrative Agent shall have given the Parent Borrower written notice (each notice delivered under the preceding clauses (i) or (ii), a “New York Mortgage Release Notice”) at least fifteen (15) days prior to any such release (or such longer period as the Administrative Agent may in its discretion agree); provided, however, the Administrative Agent shall not be required to give any such prior notice to the Parent Borrower if the Administrative Agent, in its sole discretion, has determined that delay of such release would be detrimental to the Administrative Agent, the Lenders or the L/C Issuers.

(d)            The Parent Borrower may (but is not required to) include in a New York Mortgage Release Notice with respect to the applicable New York Mortgage a request to release of the applicable Borrowers as Borrowers under this Agreement, in which case the Administrative Agent shall cause the release of the such Borrowers contemporaneous with the release or assignment of the applicable New York Mortgage.

(e)            Indemnity. Not in limitation of any of the obligations of the Borrowers under Section 11.04 or elsewhere in any Loan Document, each Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, each L/C Issuer, each Lender and each other Indemnitee from and against any and all actual , out-of-pocket losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith) incurred by an Indemnitee in connection with, arising out of, or by reason of, any judicial proceeding which is in any way related directly or indirectly to (i) the failure of any Person to pay any recording tax payable pursuant to N.Y. Tax Law, Ch. 60, Art. 11, Sec. 253 et seq. or other Applicable Laws of the State of New York or any political subdivision of such State or (ii) any New York Mortgage.

(f)            Each Borrower represents and warrants that no Property encumbered by a New York Mortgage is located in an area determined by the Federal Emergency Management Agency to have special flood hazards. If at any time in the future a Borrower becomes aware that any portion of a Property encumbered by a New York Mortgage is located in an area determined by the Federal Emergency Management Agency as a special flood hazard area, the Parent Borrower will promptly thereafter notify the Administrative Agent. Unless (i) the Borrowers promptly obtain flood insurance coverage required pursuant to all applicable federal, state and local laws and takes such other measures relating to such special flood hazard area reasonably requested by the Administrative Agent and (ii) the Borrowers and the Administrative Agent otherwise agree that a New York Mortgage can continue to be provided under this Section 11.25, the New York Mortgage relating to such Property which is in an area determined by the Federal Emergency Management Agency to have special flood hazards will be released pursuant to clause (c) above.

(g)            Administrative Agent hereby agrees, at the sole cost and expense of the Borrowers, to execute, deliver and acknowledge a subordination, non-disturbance and attornment agreement for any lease with respect to the Property covered by a New York Mortgage which expressly requires a subordination, non-disturbance and attornment agreement or efforts by the applicable Borrower to obtain the same from Administrative Agent, as mortgagee, as a condition to subordination and/or attornment, in form and substance reasonably acceptable to Administrative Agent, as the same may be reasonably requested by the applicable Borrower from time to time. Additionally, and without limiting the foregoing, the Administrative Agent agrees to reasonably cooperate with the applicable Borrower, at the sole cost and expense of the Borrowers, in connection with the applicable Borrower’s ownership, management, development, leasing and operation of the Property governed by a New York Mortgage (e.g., including Administrative Agent acting reasonably in agreeing to execute any instrument reasonably required under the terms of an agreement governing such Property, to be provided by the Administrative Agent in its capacity as holder of the applicable New York Mortgage on behalf of the Lenders in their capacity as the applicable Borrower’s senior lenders, in all cases in form and substance reasonably acceptable to Administrative Agent), in each case which shall not result in (i) the incurrence or assumption of any obligations by the Administrative Agent (other than non-monetary de minimis or administrative obligations), the Lenders or the L/C Issuers, (ii) a limitation of any right of the Administrative Agent, the Lenders or the L/C Issuers to enforce their remedies under any Loan Document or (iii) otherwise have an adverse effect on the Administrative Agent, the Lenders, the L/C Issuers or the applicable Property.

[signature pages immediately follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

ACADIA REALTY LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	ACADIA REALTY TRUST, its General Partner

	By:	/s/ John Gottfried
		Name:	John Gottfried
		Title:	Executive Vice President and Chief Financial Officer

ALBEE DEVELOPMENT LLC,
a Delaware limited liability company

	By:	/s/ John Gottfried
		Name:	John Gottfried
		Title:	Executive Vice President

ALBEE PHASE 3 DEVELOPMENT LLC,
a Delaware limited liability company

	By:	/s/ John Gottfried
		Name:	John Gottfried
		Title:	Executive Vice President

ALBEE RETAIL DEVELOPMENT LLC,
a Delaware limited liability company

	By:	/s/ John Gottfried
		Name:	John Gottfried
		Title:	Executive Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

GUARANTORS:

ACADIA REALTY TRUST,
a Maryland real estate investment trust

By:	/s/ John Gottfried
	Name:	John Gottfried
	Title:	Executive Vice President and Chief Financial Officer

ACADIA 1520 MILWAUKEE AVENUE LLC, a Delaware limited liability company

ACADIA 2914 THIRD AVENUE LLC, a Delaware limited liability company

ACADIA 5-7 EAST 17TH STREET LLC, a Delaware limited liability company

ACADIA 83 SPRING STREET LLC, a Delaware limited liability company

ACADIA BARTOW AVENUE, LLC, a Delaware limited liability company

ACADIA CHESTNUT LLC, a Delaware limited liability company

ACADIA GOLD COAST LLC, a Delaware limited liability company

ACADIA MERCER STREET LLC, a Delaware limited liability company

ACADIA RUSH WALTON LLC, a Delaware limited liability company

ACADIA TOWN LINE, LLC, a Connecticut limited liability company

ACADIA WEST 54TH STREET LLC, a Delaware limited liability company

ACADIA WEST SHORE EXPRESSWAY LLC, a Delaware limited liability company

[Signature Page to Fourth Amended and Restated Credit Agreement]

MARK PLAZA FIFTY, L.P., a Pennsylvania limited partnership

By:	ACADIA MARK PLAZA LLC, its General Partner

ACADIA MARK PLAZA LLC, a Delaware limited liability company

RD ABINGTON ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	ACADIA PROPERTY HOLDINGS, LLC, its General Partner

RD ABSECON ASSOCIATES, L.P, a Delaware limited partnership

By:	ACADIA ABSECON LLC, its General Partner

ACADIA ABSECON LLC, a Delaware limited liability company

RD BLOOMFIELD ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	ACADIA PROPERTY HOLDINGS, LLC, its General Partner

RD HOBSON ASSOCIATES, L.P., a Delaware limited partnership

By:	ACADIA PROPERTY HOLDINGS, LLC, its General Partner

MARK TWELVE ASSOCIATES, L.P., a Pennsylvania limited partnership

By:	ACADIA HOBSON LLC, its General Partner

RD SMITHTOWN, LLC, a New York limited liability company

ACADIA HOBSON LLC, a Delaware limited liability company

[Signature Page to Fourth Amended and Restated Credit Agreement]

RD METHUEN ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership

By:	ACADIA PROPERTY HOLDINGS, LLC, its General Partner

ACADIA PROPERTY HOLDINGS, LLC, a Delaware limited liability company

ACADIA 181 MAIN STREET LLC, a Delaware limited liability company

ACADIA CHICAGO LLC, a Delaware limited liability company

ACADIA CONNECTICUT AVENUE LLC, a Delaware limited liability company

8-12 EAST WALTON LLC, a Delaware limited liability company

RD BRANCH ASSOCIATES, L.P., a New York limited partnership

By:	Acadia Property Holdings, LLC, its General Partner

ACADIA WEST DIVERSEY LLC, a Delaware limited liability company

868 BROADWAY LLC, a Delaware limited liability company

120 WEST BROADWAY LLC, a Delaware limited liability company

11 EAST WALTON LLC, a Delaware limited liability company

865 WEST NORTH AVENUE LLC, a Delaware limited liability company

61 MAIN STREET OWNER LLC, a Delaware limited liability company

252-264 GREENWICH AVENUE RETAIL LLC, a Delaware limited liability company

[Signature Page to Fourth Amended and Restated Credit Agreement]

2520 FLATBUSH AVENUE LLC, a Delaware limited liability company

ACADIA CLARK-DIVERSEY LLC, a Delaware limited liability company

ACADIA NEW LOUDON, LLC, a Delaware limited liability company

131-135 PRINCE STREET LLC, a Delaware limited liability company

201 NEEDHAM STREET OWNER LLC, a Delaware limited liability company

SHOPS AT GRAND AVENUE LLC, a Delaware limited liability company

2675 GEARY BOULEVARD LP, a Delaware limited partnership

By:	2675 City Center Partner LLC, its General Partner

2675 CITY CENTER PARTNER LLC, a Delaware limited liability company

ACADIA NAAMANS ROAD LLC, a Delaware limited liability company

ACADIA CRESCENT PLAZA LLC, a Delaware limited liability company

RD ELMWOOD ASSOCIATES, L.P., a Delaware limited partnership

By:	Acadia Elmwood Park LLC, its General Partner

ACADIA ELMWOOD PARK LLC, a Delaware limited liability company

ROOSEVELT GALLERIA LLC, a Delaware limited liability company

ACADIA 56 EAST WALTON LLC, a Delaware limited liability company

[Signature Page to Fourth Amended and Restated Credit Agreement]

ACADIA SECOND CITY 843-45 WEST ARMITAGE LLC, a Delaware limited liability company

ACADIA SECOND CITY 1521 WEST BELMONT LLC, a Delaware limited liability company

ACADIA SECOND CITY 2206-08 NORTH HALSTED LLC, a Delaware limited liability company

ACADIA SECOND CITY 2633 NORTH HALSTED LLC, a Delaware limited liability company

HEATHCOTE ASSOCIATES, L.P., a New York limited partnership

By:	Acadia Heathcote LLC, its General Partner

ACADIA HEATHCOTE LLC, a Delaware limited liability company

152-154 SPRING STREET RETAIL LLC, a Delaware limited liability company

ACADIA 152-154 SPRING STREET RETAIL LLC, a Delaware limited liability company

165 NEWBURY STREET OWNER LLC, a Delaware limited liability company

ACADIA 639 WEST DIVERSEY LLC, a Delaware limited liability company

ACADIA BRENTWOOD LLC, a Delaware limited liability company

41 GREENE STREET OWNER LLC, a Delaware limited liability company

47-49 GREENE STREET OWNER LLC, a Delaware limited liability company

51 GREENE STREET OWNER LLC, a Delaware limited liability company

[Signature Page to Fourth Amended and Restated Credit Agreement]

53 GREENE STREET OWNER LLC, a Delaware limited liability company

849 W. ARMITAGE OWNER LLC, a Delaware limited liability company

912 W. ARMITAGE OWNER LLC, a Delaware limited liability company

BEDFORD GREEN LLC, a Delaware limited liability company

ACADIA 4401 WHITE PLAINS ROAD LLC, a Delaware limited liability company

ACADIA MERRILLVILLE LLC, a Delaware limited liability company

37 GREENE STREET OWNER LLC, a Delaware limited liability company

907 W. ARMITAGE OWNER LLC, a Delaware limited liability company

45 GREENE STREET OWNER LLC, a Delaware limited liability company

8436-8452 MELROSE OWNER LP, a Delaware limited partnership

By:	8436-8452 MELROSE GENERAL PARTNER LLC, its General Partner

8436-8452 MELROSE GENERAL PARTNER LLC, a Delaware limited liability company

917 W. ARMITAGE OWNER LLC, a Delaware limited liability company

CALIFORNIA & ARMITAGE MAIN OWNER LLC, a Delaware limited liability company

ACADIA TOWN CENTER HOLDCO LLC, a Delaware limited liability company

ACADIA MARKET SQUARE, LLC, a Delaware limited liability company

[Signature Page to Fourth Amended and Restated Credit Agreement]

ACADIA NORTH MICHIGAN AVENUE LLC, a Delaware limited liability company

565 BROADWAY OWNER LLC, a Delaware limited liability company

ACADIA BRANDYWINE HOLDINGS, LLC, a Delaware limited liability company

1324 14TH STREET OWNER LLC, a Delaware limited liability company

1526 14TH STREET OWNER LLC, a Delaware limited liability company

1529 14TH STREET OWNER LLC, a Delaware limited liability company

121 SPRING STREET OWNER LLC, a Delaware limited liability company

ACADIA 28 JERICHO TURNPIKE LLC, a Delaware limited liability company

2622-2634 HENDERSON AVE OWNER LLC, a Delaware limited liability company

HENDERSON AVE DEV 1 OWNER LLC,
a Delaware limited liability company

HENDERSON AVE DEV 2 OWNER LLC, a Delaware limited liability company

HENDERSON AVE GRAND OWNER LLC, a Delaware limited liability company

HENDERSON AVE LAND OWNER LLC, a Delaware limited liability company

HENDERSON AVE LOTS OWNER LLC, a Delaware limited liability company

HENDERSON AVE MAIN OWNER LLC, a Delaware limited liability company

HENDERSON AVE SHOPS OWNER LLC, a Delaware limited liability company

[Signature Page to Fourth Amended and Restated Credit Agreement]

1718 HENDERSON AVE OWNER LLC, a Delaware limited liability company

1834 HENDERSON AVE OWNER LLC, a Delaware limited liability company

2107 & 2115 HENDERSON AVE OWNER LLC, a Delaware limited liability company

109 N 6TH OWNER LLC, a Delaware limited liability company

92-94 GREENE RETAIL OWNER LLC, a Delaware limited liability company

123-129 N 6TH OWNER LLC, a Delaware limited liability company

350 BLEECKER OWNER LLC, a Delaware limited liability company

367-369 BLEECKER OWNER LLC, a Delaware limited liability company

382-384 BLEECKER OWNER LLC, a Delaware limited liability company

387 BLEECKER OWNER LLC, a Delaware limited liability company

73 WOOSTER RETAIL LLC, a Delaware limited liability company

106 SPRING RETAIL OWNER LLC, a Delaware limited liability company

70 N. 6TH STREET OWNER LLC, a Delaware limited liability company

93 N. 6TH STREET OWNER LLC, a Delaware limited liability company

95 N. 6TH STREET OWNER LLC, a Delaware limited liability company

97 N. 6TH STREET OWNER LLC, a Delaware limited liability company

SC RETAIL OWNER LLC, a Delaware limited liability company

[Signature Page to Fourth Amended and Restated Credit Agreement]

107 N. 6TH STREET OWNER LLC, a Delaware limited liability company

85 FIFTH AVE PROPERTY OWNER LLC, a Delaware limited liability company

1045 MADISON RETAIL OWNER LLC, a Delaware limited liability company

1050 BRENTWOOD OWNER LLC, a Delaware limited liability company

1165 MADISON RETAIL OWNER LLC, a Delaware limited liability company

2117 HENDERSON OWNER LLC, a Delaware limited liability company

846 W. ARMITAGE OWNER LLC, a Delaware limited liability company

905 RHODE ISLAND OWNER LLC, a Delaware limited liability company

BRENTWOOD EXPANSION PARCEL OWNER LLC, a Delaware limited liability company

By:	/s/ John Gottfried
	Name:	John Gottfried
	Title:	Executive Vice President
on behalf of the 121 entities listed above

[Signature Page to Fourth Amended and Restated Credit Agreement]

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Carolyn LaBatte-Leavitt
		Name:	Carolyn LaBatte-Leavitt
		Title:	Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

LENDERS:	BANK OF AMERICA, N.A., as a Lender

	By:	/s/ Gregory Egli
		Name:	Gregory Egli
		Title:	Senior Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Craig V. Koshkarian
	Name:	Craig V. Koshkarian
	Title:	Executive Director

[Signature Page to Fourth Amended and Restated Credit Agreement]

M&T BANK, as a Lender

By:	/s/ Cameron Daboll
	Name:	Cameron Daboll
	Title:	SVP / Director

[Signature Page to Fourth Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brian Kelly
	Name	Brian Kelly
	Title:	SVP

[Signature Page to Fourth Amended and Restated Credit Agreement]

TRUIST BANK, as a Lender

By:	/s/ Trudy Wilson
	Name:	Trudy Wilson
	Title:	Director

[Signature Page to Fourth Amended and Restated Credit Agreement]

CITIZENS BANK, N.A., as a Lender

By:	/s/ Lloyd Baron
	Name:	Lloyd Baron
	Title:	Senior Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Arthur Atte
	Name:	Arthur Atte
	Title:	Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

TD BANK, N.A., as a Lender

By:	/s/ Gianna Gioia
	Name:	Gianna Gioia
	Title:	Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

ASSOCIATED BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mitchell Vega
	Name:	Mitchell Vega
	Title:	Senior Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Jonathan Dworkin
	Name:	Jonathan Dworkin
	Title:	Authorized Signatory

[Signature Page to Fourth Amended and Restated Credit Agreement]